Exhibit 2.1

EXECUTION VERSION

11 January 2023

Saudi Telecom Company ESM Holdings Limited Startek Inc.

and

Arabian Internet and Communication Services Company

AGREEMENT

for the sale and purchase of 100 per cent. of the shares in Contact Centre Company

CONTENTS

CLAUSE	PAGE

1.	Definitions and Interpretation	1
2.	Sale and Purchase	12
3.	Price	12
4.	Pre-Closing Sellers’ Undertakings	13
5.	Conditions to Closing	15
6.	Closing	18
7.	Sellers’ Warranties and Undertakings	19
8.	Sellers’ Indemnities	20
9.	Purchaser Warranties	22
10.	Inter-Company Debt	22
11.	Purchaser’s Right to Terminate	22
12.	Tax	24
13.	Conditions Subsequent	24
14.	Protective Covenants Post-Closing	25
15.	Guarantee	27
16.	Payments	27
17.	Gross-up	27
18.	Announcements	28
19.	Confidentiality	28
20.	Assignment	30
21.	Further Assurances	30
22.	Costs	31
23.	Relations between the Sellers	31
24.	Notices	32
25.	Conflict with other Agreements	33
26.	Whole Agreement	33
27.	Waivers, Rights and Remedies	34
28.	Effect of Closing	34
29.	Counterparts	34
30.	Variations	35
31.	Invalidity	35
32.	Governing Law	35
33.	Disputes	35
Schedule 1 Sellers and Sale Shares		36

-i-

Schedule 2 Company Information		37
Schedule 3 Sellers’ Warranties		38
1.	General	44
2.	Outgoings	44
3.	Disputes	44
4.	Leasehold Properties	44
Schedule 4 Limitations on Liability		46
Schedule 5 Purchaser Warranties		52
Schedule 6 Conduct of the Company Pre-Closing		53
Schedule 7 Closing Arrangements		55
Schedule 8 Tax		57
Schedule 9 Post-Closing Financial Adjustments		60

THIS AGREEMENT is made on          January 2023

Parties:

(1)

SAUDI TELECOM COMPANY, a company incorporated under the laws of the Kingdom of Saudi Arabia with commercial registration number 1010150269, whose registered office is King Abdulaziz Complex, Imam Mohammed Bin Saud Street Al Mursalat Area, P.O. Box 87912, Post Code 11652, Riyadh, Kingdom of Saudi Arabia (STC);

(2)

ESM HOLDINGS LIMITED, a company incorporated under the laws of Mauritius with registered number 119881/C1 GBL, whose registered office is 5thFloor, Ebene Esplanade, 24 Bank Street, Cybercity, Ebene72201, Republic of Mauritius (ESM);

(each a Seller and together the Sellers)

(3)

Startek Inc., a company incorporated under the laws of Delaware (US) with registered number 2670773, whose registered office is 1209 N Orange St, Wilmington, Delaware 19801, USA and its principal business address is 4610 South Ulster Street, Suite 150, Denver, CO 80237 (ESM Guarantor);

(4)

Arabian Internet and Communication Services Company (SOLUTIONS by STC), a company incorporated under the laws of Kingdom of Saudi Arabia with registered number 1010183482, whose registered office is Aqaria Plaza, 3rd floor, Olaya, P.O Box 50 Riyadh 11372 (the Purchaser),

(each a Party in this Agreement and together, the Parties)

Words and expressions used in this Agreement shall be interpreted in accordance with Clause 1 (Definitions and Interpretation).

IT IS AGREED:

PREAMBLE

(A)	The Sellers are the legal and beneficial holders of the Shares as set out next to their names in Schedule 1 (Sellers and Sale Shares).

(B)	The Sellers intend to sell the Shares and the Purchaser intends to purchase the Shares.

(C)	The ESM Guarantor is a Party to this Agreement solely for the purpose of providing the guarantee set out in Clause 15.

1.	Definitions and Interpretation

1.1	Definitions. In this Agreement, the following words and expressions shall have the following meanings:

2020 Accounts means the audited financial statements of the Company prepared in accordance with IFRS for the financial year ended on 2020 Accounts Date including, balance sheet, net profit statement, cash flow statements and retained earnings together with their respective related notes and schedules thereto contained in the Data Room;

2020 Accounts Date means 31 December 2020;

Acquired Undertaking has the meaning given in Clause 14.2(g);

Affiliate means, in relation to:

(a)	a person (A): any other person that, is directly or indirectly Controlled by A or under common Control with A; and

(b)

an individual (B): any person related to that individual B by way of kinship within the first degree of relation or marriage; any person acting in his capacity as trustee of a trust of which B is a settlor; any person which is an undertaking (C) Controlled by B and/or any of the other persons referred to in this paragraph (b) or which is a subsidiary or holding company of C or a subsidiary of any such holding company, provided that:

(i)	for the purposes of this Agreement:

(A)	STC and its Affiliates shall not be considered to be the Purchaser’s Affiliates except where STC’s Affiliates are Controlled by the Purchaser;

(B)	the Purchaser and the persons Controlled by the Purchaser shall not be considered to be STC’s Affiliates; and

(ii)

for the purposes of: limb (i) above, definitions of “Inter-Company Trading Debt”, Clauses 4.6, 5.11(b), 10.2, 11.3, 14, 21.2, 25, paragraph 6 of Schedule 4, paragraph (e) of Schedule 6, PIF and any other person Controlled by PIF shall not be considered to be Affiliates of STC unless such persons are Controlled by STC, and Capital Square Partners Pte. Ltd. and any person Controlled by it shall not be considered to be Affiliates of ESM or the ESM Guarantor unless such persons are Controlled by ESM Guarantor;

(iii)	for the purposes of Clauses 18 and 19, PIF and any other person Controlled by PIF shall not be considered to be Affiliates of STC unless such persons are Controlled by STC.

Agreed Form means, in relation to a document, the form of that document which has been, or will prior to Closing be, initialled for the purpose of identification by or on behalf of the Sellers and the Purchaser (in each case with such amendments as may be agreed by them or on their behalf);

Amended and Restated Articles of Association means the amended and restated articles of association of the Company to reflect the transfer of the Shares to the Purchaser, in the Agreed Form;

Anti-Bribery Law means the Royal Decree M/36 of 29/12/1412H, as amended, re-enacted or replaced from time to time;

Applicable Law means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states or other supranational bodies, rules of common law, customary law and equity and or civil or other codes and all other laws of, or having effect in, any applicable jurisdiction from time to time, in each case, having binding effect;

Associated Person means any shareholder, director, officer, employee, agent or other intermediary of the Company;

Business Day means a day other than a Friday, Saturday, Sunday or public holidays where banks are not open for general commercial business in the KSA, Mauritius and State of Delaware (US);

Cash means, in relation to the Company, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation), its cash equivalents and bank deposits with a maturity of less than 3 months from the Closing Date, including all interest accrued thereon as shown by the books of the Company;

Claim means any claim against any Seller under or in connection with this Agreement (including under the Fundamental Warranties, Tax Warranties and the Tax Covenant);

CLM Project means customer lifecycle management;

Closing means the completion of the sale and purchase of the Shares in accordance with Clause 6 (Closing) and Schedule 7 (Closing Arrangements);

Closing Date means the date on which Closing takes place;

Closing Statement has the meaning given in paragraph 1 of Part C of Schedule 9 (Post-Closing Financial Adjustments);

Company means Contact Centre Company of which details are set out in Schedule 2;

Competing Business means business process outsourcing services as carried on by the Company as at the date of this Agreement in the following areas:

(a)

customer experience managed services including end to end customer interaction management by providing manpower, training, technology and facility and call centre services in connection with such customer experience managed services; and

(b)	human resources outsourcing services including staff augmentation, payroll processing and recruitment;

Conditions means the conditions to Closing set out in Clause 5 (Conditions to Closing) and

Condition means any of them;

Confidential Information has the meaning given in Clause 19 (Confidentiality);

Connected Persons has the meaning given in Clause 26.3 (Whole Agreement);

Constitutional Documents means with respect to an entity, its memorandum and articles of association, by-laws or equivalent constitutional documents;

Control means, in respect of a person:

(a)	holding or controlling, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that person;

(b)

having, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person; or

(c)	having directly or indirectly, the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise;

and the terms Controlling, Controlled by and under common Control with shall be construed accordingly;

Data Room means the electronic data room comprising the documents and other information relating         to         the         Company         made         available         by         the         Sellers         at https://emea.datasite.com/manda/project/62ebc4444d7bb709dbc45f53/content/62f4e9366ff8a 267a8afd429?mode=default&activeProjectId=62ebc4444d7bb709dbc45f53, the contents of which (together with the data room index in the Agreed Form) are contained on USB device(s) attached to the Disclosure Letter;

Debt means, without duplication, at the Effective Time (expressed in a positive number), the debt of the Company to the extent payable on or after the Effective Time calculated in accordance with Part A of Schedule 9 (Post-Closing Financial Adjustments) in respect of:

(a)	Financial Debt together with any interest accrued or payable;

(b)	any amounts due and payable in relation to Inter-Company Non-Trading Payables net of Inter-Company Non-Trading Receivables;

(c)	any dividends due and payable;

(d)

an amount of SAR31,025,000 in respect of end of service benefits. All other amounts in respect of end of service benefits or any form of gratuity benefits are to be excluded from the Closing Statement;

(e)

any accruals relating to annual leave accrued for over 180 days from the Effective Time, but not utilized, by active employees (under CLM Projects). This does not include (i) any accruals for annual leave for employees on staffing division contracts which shall be included in Working Capital, and (ii) any leave accruals for inactive employees which shall be excluded from the Closing Statement;

(f)

any liabilities relating to any outstanding early retirement payables in relation to employees that retired based on the request of the Company (excluding, for avoidance of doubt, any end of service benefits), and in each case above including any interest, change of control costs, Taxes or penalties (including late payment penalty and debt break fees) accrued thereon;

Disclosure Letter means the letter, together with any documents attached thereto and the USB device(s) containing the contents of the Data Room, from the Sellers to the Purchaser dated on the same date as this Agreement;

Economic Sanctions Law means any economic or financial sanctions administered by OFAC, the US State Department, any other agency of the US government, the United Nations, the United Kingdom, the European Union or any member state thereof;

Effective Time means immediately before midnight on the Closing Date;

Employees means: (i) in respect of the Warranties given on the date of this Agreement, the employees of the Company immediately prior to the date of this Agreement; or (ii) in respect of the Warranties given on Closing, the employees of the Company immediately prior to the Closing Date;

Encumbrance means any security interest, mortgage, charge, pledge, hypothec, lien, restriction, option, adverse claim or other encumbrance of any kind;

ESM’s Bank Account means ESM’s bank account at The Mauritius Commercial Bank Ltd, Sir William Newton Street, Port-Louis, Mauritius; account name: ESM Holdings Limited; account number: 000444465855; swift code: MCBLMUMU and IBAN: (International Bank Account Number): MU48MCBL0944000444465855000USD (or such other account(s) as may be specified by ESM to the Purchaser in writing reasonably in advance and in sufficient detail to enable payment by electronic transfer to be effected on or before the due date for payment);

Estimated Cash means the estimate of what the Cash attributable to the Company will be at Closing;

Estimated Debt means the estimate of what the Debt attributable to the Company will be at Closing;

Estimated Price means the cash price payable at Closing under Clause 3.2 (Price);

Estimated Working Capital means the estimate of what the Working Capital attributable to the Company will be at Closing;

Estimated Working Capital Adjustment means the amount of the difference between the aggregate Estimated Working Capital and the Target Working Capital and, if the aggregate Estimated Working Capital is greater than the Target Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Working Capital is less than the Target Working Capital, such amount shall be expressed as a negative number);

Event includes any act, occurrence, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have, or are treated as having, occurred on or before that date;

Exchange Rate means the spot rate of exchange (closing mid-point) for a transaction between the two currencies in question, as published by Bloomberg on the Business Day immediately preceding the Relevant Date, or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

Existing HR Licence has the meaning given in Clause 13.1;

Existing HR Licence Commencement Date has the meaning given in Clause 13.2(b);

Filing Fees has the meaning given in Clause 5.6;

Final Price has the meaning given in Clause 3.1 (Price);

Financial Debt means, without duplication, all borrowings and other financial indebtedness (whether secured or unsecured) by way of overdraft, acceptance credit or similar facilities, promissory notes, loan stocks, bonds, debentures, notes, payment obligations with respect to bank guarantees, debt or inventory financing or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments, in each case together with any accrued interest and any accrued Taxes thereon, but excluding for the avoidance of doubt any finance lease liabilities;

Foreign Investment Licence means the MISA foreign investment licence of the Company;

Fundamental Warranties means the Warranties set out in paragraph 1 and 8 of Part A of Schedule 3 (Sellers’ Warranties);

GAC means the General Authority for Competition in the KSA;

GAC Clearance means (a) the approval or confirmation of no objection by GAC in respect of the Proposed Transaction; or (b) the expiry of the GAC Review Period;

GAC Review Period means the statutory period after the expiry of which consent is deemed to have been granted by GAC under the KSA Competition Regulations;

Government Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including any Tax Authority;

HR Licence has the meaning given in Clause 13.1;

IFRS means the International Financial Reporting Standards as issued by the International Accounting Standards Board that are endorsed in the KSA;

Indemnity Claims means any Claim pursuant to Clause 8;

Initial Price has the meaning given in Clause 3.1 (Price);

Intellectual Property Rights means patents, utility models and rights in inventions, rights in each of know-how, trademarks, service marks, rights in logos, trade names, rights in get-up, and domain names, copyright, moral rights, database rights and rights in designs : (i) anywhere in the world; (ii) whether unregistered or registered (including all applications, rights to apply and rights to claim priority);

Inter-Company Non-Trading Payables means, in relation to the Company, any financing amounts owed as at Closing by the Company to either Seller or any member of any Seller Group, together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter-Company Non-Trading Receivables means, in relation to the Company, any financing amounts owed as at Closing to the Company by either Seller or any member of any Seller Group, together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter-Company Trading Debt means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between the Company and any Seller and any member of each Seller Group as at Closing in respect of inter-company trading activities and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Debt includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training or management services provided between them up to Closing;

IT Contract means any third party contract under which an IT System is licensed, leased or supplied;

IT Systems means the information and communications technologies used by and material to the Company, including hardware, software, networks and associated documentation;

Key Employee means Mansour Al Dalaan, Aditya Anand, and Mohammad Nabulsi;

KSA means the Kingdom of Saudi Arabia;

KSA Competition Regulations means the KSA Royal Decree M/75 of 29/06/1440H;

KSA Notary means a duly qualified public notary in the KSA;

Last Accounts means the audited financial statements of the Company prepared in accordance with IFRS for the financial year ended on the Last Accounts Date including, balance sheet, net profit statement, cash flow statements and retained earnings together with their respective related notes and schedules thereto contained in the Data Room;

Last Accounts Date means 31 December 2021;

Longstop Date has the meaning given in Clause 5.15;

Losses means losses, damages, costs (including reasonable legal costs) and expenses (including Taxation) in each case of any nature (but excluding all punitive, consequential or exemplary losses, damages or liabilities);

Management Accounts means the unaudited monthly management accounts commencing on 1 January 2022 up to 30 June 2022, each in the form contained in the Data Room;

Material Adverse Change means any event, circumstance, occurrence or state of affairs, occurring after the date of this Agreement, which, in combination or alone, results in or is reasonably likely to result in:

(a)	termination or revocation of any Material Licence of the Company (save as provided in Clause 5.1(b));

(b)	winding up, liquidation, administration, receivership or other analogous insolvency proceedings of the Company;

(c)

a reduction in the EBITDA of the Company in excess of SAR 20,000,000 during the twelve month period following the occurrence of the relevant event other than on a short term, cyclical or temporary basis (including seasonal fluctuations associated with Ramadan) and except if and to the extent caused by:

(i)	an event, change or circumstance affecting or reasonably likely to affect generally all companies carrying on similar businesses in the KSA as determined by the Purchaser acting reasonably;

(ii)	changes in law, regulation or accounting standards or principles, or interpretations thereof, applicable to the Company;

(iii)	changes generally applicable to financial, economic, political, market or similar conditions (including acts of war, declared or undeclared, armed hostilities and terrorism);

(iv)	pandemics, earthquakes, floods or natural disasters; or

(v)	act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or done or omitted to be done at the written request of the Purchaser or with the Purchaser’s written approval.

Material Licence means the Company’s:

(a)	commercial registration certificate issued by the MOC;

(b)	Foreign Investment Licence; and

(c)	certificate issued by the Communication and Information Technology Commission;

MHRSD has the meaning given in Clause 13.1;

MISA means the Ministry of Investment of the KSA;

MOC means the Ministry of Commerce of the KSA;

Permitted Assignee has the meaning given in Clause 20;

PIF means the Public Investment Fund;

Properties means the freehold and leasehold interests of the Company, brief particulars of which are set out in the Disclosure Letter;

Proposed Transaction means the transaction contemplated by the Transaction Documents;

Purchaser Group means the Purchaser and its Affiliates from time to time;

Purchaser Warranties means the warranties of the Purchaser given pursuant to Clause 9 (Purchaser Warranties);

Purchaser’s Bank Account means the Purchaser’s bank account at SABB; account name Arabian Internet and Communications services Co.; account number/IBAN SA52 4500 0000 0037 2372 3001; sort/SWIFT code SABBSARIXXX (or such other account(s) as may be specified by the Purchaser to the Sellers in writing reasonably in advance and in sufficient detail to enable payment by electronic transfer to be effected on or before the due date for payment);

Regulatory Condition has the meaning given to it in Clause 5.1(a);

Relevant Date means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(a)	for the purposes of Clause 4.7, the date of the Sellers’ notification to the Purchaser pursuant to Clause 4.7;

(b)	for the purposes of the monetary amounts set out in Schedule 3, the date at which the relevant Warranty is expressed to be true and accurate;

(c)	for the purposes of Schedule 4, the date on which the relevant Claim is received; and

(d)	for the purposes of Schedule 6, the date of the relevant transaction;

Relevant Percentage means, in respect of each Seller, the portion set out against its name in column 3 of the table in Schedule 1;

Relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any saving or repayment of Tax (including any interest or repayment supplement in respect of Tax);

Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Party and/or of its respective Affiliates;

Sanctioned Person means any person, organization or vessel: (i) designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, or the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, or on any list of targeted persons issued under the Economic Sanctions Law of any other country; (ii) that is, or is part of, a government of a Sanctioned Territory; (iii) owned or controlled by, or acting on behalf of, any of the foregoing;

(iv) located within or operating from a Sanctioned Territory; or (v) otherwise targeted under any Economic Sanctions Law;

Sanctioned Territory means any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Law, which countries and territories include (but are not limited to) the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and the separatist-controlled portions of the Donetsk and Luhansk regions of Ukraine;

SCCA means the Saudi Center for Commercial Arbitration;

Sellers’ Deal Team means Ahmed Bin Ateeq, Ralph Azkoul, Richard Franklin, Bader Alsheikh and Ankul Agarwal;

Sellers’ Groups means the Sellers and their Affiliates from time to time but excluding the Company and Seller Group shall refer to the relevant Seller and its Affiliates from time to time but excluding the Company;

Sellers’ Obligation means any representation, covenant, warranty or undertaking to indemnify given by the Sellers to the Purchaser under this Agreement (including the Tax Covenant);

Shares means the shares comprising one hundred percent (100%) of the issued share capital of the Company;

Staffing and Payroll Activities means the services of providing Saudi employee services to others, through the approved electronic system by the MHRSD, while such Saudi employees are registered with the Company and employed by it pursuant to an employment agreement;

Startek Debt Agreements means the senior term and revolving facilities agreement entered into, among others, between CSP Alpha Midco Pte. Ltd., CSP Alpha Holdings Pte. Ltd., DBS Bank LTD. and ING Bank N.V., Singapore branch as mandated lead arrangers and bookrunners, Madison Pacific Trust Limited as agent and security agent, DBS Bank LTD as agent and the guarantors listed therein dated 18 February 2021 (as may be amended from time to time);

STC’s Bank Account means STC’s bank account at Riyadh Bank; account name: االتصاالت شركة

السعودية         Saudi         Telecom         Company;         account         number: SA2320000002011639269901;

SWIFT: RIBLSARI (or such other account(s) as may be specified by STC to the Purchaser in writing reasonably in advance and in sufficient detail to enable payment by electronic transfer to be effected on or before the due date for payment);

Supplemental Disclosure Letter means the letter from the Sellers to the Purchaser executed and delivered in accordance with Clause 7.4 (Sellers’ Warranties and Undertakings);

Surviving Provisions means Clauses 1 (Definitions and Interpretation), 18(Announcements), 19 (Confidentiality), 20 (Assignment), 22 (Costs), 23 (Relations between the Sellers), 24(Notices), 25 (Conflict with other Agreements), 26 (Whole Agreement), 27 (Waivers, Rights and Remedies), 29 (Counterparts), 30 (Variations), 31 (Invalidity), 32 (Governing Law) and 33 (Disputes) and Schedule 4 (Limitations on Liability);

Target Working Capital means 22.5% of net revenue for the last 12 months ended on the Effective Time;

Tax or Taxation includes taxes on gross or net income, profits and gain, and all other taxes, levies, duties, imposts, charges and withholdings of any fiscal nature, including any corporate income tax, capital gains tax, withholding tax, excise, property, wealth, capital, value added, sales, use, occupation, transfer, franchise and payroll taxes and any zakat, social security or social fund contributions as reported to the Saudi Arabian General Organisation for Social Insurance, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

Tax Authority means any taxing or other authority competent to impose any liability to Tax, or assess or collect any Tax;

Tax Claim means a claim for a breach of any of the Tax Warranties or a claim under the Tax Covenant;

Tax Covenant means the covenant relating to Tax set out in Part A of Schedule 8 (Tax);

Tax Warranties means the warranties set out in Part B of Schedule 8 (Tax);

Termination Notice has the meaning given in Clause 11.2;

Third Party Claim has the meaning given in paragraph 20 of Schedule 4;

Trademark License Agreement means the trademark license agreement to be entered into between STC and the Company which draft is contained in the Data Room (reference No. 5.11) or otherwise in Agreed Form;

Trademarks has the meaning given in the Trademark License Agreement;

Transaction Documents means this Agreement, the Disclosure Letter, the Supplemental Disclosure Letter and any other documents in the Agreed Form;

Transfer Taxes means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar Tax or governmental fee (and any interest or penalty with respect thereto) payable as a result of the consummation of the transactions contemplated hereby;

Unconditional Date has the meaning given in Clause 5.14 (General);

Warranties means the warranties given pursuant to Clause 7 (Sellers’ Warranties and Undertakings) and set out in Schedule 3 (Sellers’ Warranties) and the Tax Warranties;

Warranty Claim means a Claim in respect of a breach of Warranty (excluding the Tax Warranties);

Working Capital means, without duplication, the consolidated working capital of the Company as at the Effective Time, including:

(a)	trade receivables (from third and related parties), contract assets, margin term deposits, prepayments and other receivables, imprest account, Tax receivables (each net of provisions and discounts);

(b)	trade payables (from third and related parties), other payables, accruals, contract liabilities, provisions for expenses, salary payables, corporate tax and zakat and other Taxes payable; and

(c)	any accruals for annual leave for active employees on staffing division contracts;

as determined and calculated in accordance with Part A of Schedule 9 (Post-Closing Financial Adjustments). For the avoidance of doubt, Working Capital shall not include any amounts included in Cash or Debt. Working Capital shall be expressed as a positive amount if a net asset position and a negative amount if a net liability position;

Working Capital Adjustment means the difference between the Working Capital and the Target Working Capital and, if the Working Capital is greater than the Target Working Capital, such amount shall be expressed as a positive number (or, if the Working Capital is less than the Target Working Capital, such amount shall be expressed as a negative number); and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having a separate legal personality);

(b)	references to a paragraph, Clause or Schedule shall refer to those of this Agreement unless stated otherwise;

(c)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(d)	references to USD or US$ are references to the lawful currency of the United States of America from time to time;

(e)	references to SAR are references to the lawful currency of the KSA from time to time;

(f)

for the purpose of applying a reference to a monetary sum expressed in one currency, an amount in a different currency shall be deemed to be an amount in that first currency translated at the Exchange Rate at the Relevant Date;

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

any statement in this Agreement qualified by the expression to the best of the Sellers’ knowledge or so far as the Sellers are aware or any similar expression shall mean the actual knowledge of any member of the Sellers’ Deal Team, having made due and reasonable enquiry of the Key Employees;

(i)	“to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way;

(j)

references to any document (including this Agreement and any document in Agreed Form), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time; and

(k)	“fairly disclosed” shall mean in such manner and with such detail so as to enable the Purchaser to make an informed assessment of the fact, matter or information concerned.

1.3	Enactments

Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occur after the date of this Agreement and increase or alter the liability of the Sellers or the Purchaser under this Agreement.

1.4	Schedules

The Schedules comprise schedules to this Agreement and form part of this Agreement.

2.	Sale and Purchase

2.1

Each Seller shall sell, and the Purchaser shall purchase, the Shares set opposite of such Seller’s name in Schedule 1 with full legal and beneficial title and free from Encumbrances with effect from Closing with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing.

2.2	The sale and purchase of the Shares shall be on the terms set out in this Agreement.

3.	Price

3.1	The price for the Shares (the Final Price) shall be the amount which results from taking SAR450,000,000 (the Initial Price):

(a)	minus the Debt;

(b)	plus the aggregate Cash; and

(c)	plus the Working Capital Adjustment.

3.2	At Closing, the Purchaser shall pay to each Seller its Relevant Percentage (less 25% of the Filing Fees) of the amount in SAR (such amount being the Estimated Price) which is the Initial Price:

(a)	minus the Estimated Debt;

(b)	plus the aggregate of the Estimated Cash; and

(c)	plus the Estimated Working Capital Adjustment.

3.3

The Final Price shall be calculated after Closing on the basis set out in Schedule 9 (Post-Closing Financial Adjustments). Any payments required to be made pursuant to Part E of Schedule 9 (Post-Closing Financial Adjustments) shall be treated as adjusting the Estimated Price to provide the Final Price. The Final Price shall be adopted for all Tax reporting purposes.

3.4

Any payment made by a Seller to the Purchaser in satisfaction of a liability arising under a Sellers’ Obligation shall adjust the price paid by the Purchaser to that Seller for the relevant Shares to the extent of such payment.

4.    Pre-Closing Sellers’ Undertakings Pre-Closing conduct of business

4.1

From the date of this Agreement until Closing, the Sellers shall, to the extent permissible under Applicable Law, except with the Purchaser’s written consent (such consent not to be unreasonably withheld or delayed) and subject to Clause 4.2:

(a)	ensure that the Company takes commercially reasonable steps to preserve and protect its assets and goodwill;

(b)	ensure payment of premiums on, and compliance in all material respects with, all policies of insurance in respect of the Company that are in place as of the date of this Agreement;

(c)	ensure that the affairs of the Company are conducted only in the ordinary and usual course of business of the Company; and

(d)

without prejudice to the generality of Clauses 4.1(a) to 4.1(c), ensure that none of the acts or matters listed in Schedule 6 (Conduct of the Company Pre- Closing) shall take place because the parties agree that the occurrence of any of the acts or matters listed in Schedule 6 (Conduct of the Company Pre- Closing) may adversely impact the value and/or the commercial integrity of the Company.

4.2	No provision of Clause 4.2 or Schedule 6 (Conduct of the Company Pre-Closing) shall operate so as to restrict or prevent any of the following:

(a)	any other action expressly contemplated by the Transaction Documents;

(b)

any action reasonably undertaken by the Company or any member of the Sellers’ Group in the case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect on the Company (and of which the Purchaser will be notified as soon as reasonably practicable);

(c)	any action required to be undertaken to comply with Applicable Law or by written requirement of a Government Entity;

(d)	any action required under, or pursuant to, any written agreement contained in the Data Room; and

(e)	any matter undertaken at the written request or with the written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

4.3	Any request by the Sellers for the consent of the Purchaser pursuant to Clause 4.2 or Schedule 6 shall be submitted to the Purchaser by e-mail to at least 2 out of the following individuals:

(a)	Mohammed Yousef Alsagri - malsagri@solutions.com.sa;

(b)	Maher Salim Althiyabi - malthiyabi@solutions.com.sa; and

(c)	Ahamad Mansour Altamimi - aaltamimi@solutions.com.sa, and otherwise in accordance with Clause 24 (Notices).

4.4	The Purchaser shall respond by e-mail to the Sellers within five Business Days of receipt (or deemed receipt) of the Sellers’ request.

4.5

If the Purchaser fails to respond by e-mail to the Sellers within the applicable time period, the consent of the Purchaser shall be deemed to have been given in relation to the relevant action or matter.

4.6

Each Seller undertakes to notify the Purchaser in writing promptly if it or any member of its Seller Group becomes aware of any breach of the pre-closing undertakings contained in this Clause 4 and Schedule 6 (Conduct of the Company Pre-Closing).

4.7

The Sellers undertake to provide the Purchaser with a reasonable estimate calculated in good faith in writing of the Estimated Debt, the Estimated Cash and the Estimated Working Capital Adjustment not less than eight (8) Business Days prior to Closing calculated in accordance with the adjustments set out in Schedule 9 (Post-Closing Financial Adjustments), together with reasonable underlying information behind the Sellers’ calculation of the Estimated Debt, the Estimated Cash and the Estimated Working Capital Adjustment (including, if available, copies of the financial statement and accompanying working papers and calculations used to prepare and calculate the Estimated Debt, the Estimated Cash and the Estimated Working Capital Adjustment) and copies of the Company’s bank account statements evidencing the Company’s then current cash balance.

4.8

From the date of this Agreement until Closing, the Sellers shall procure that the Company shall provide the Purchaser with monthly Management Accounts, in the same form as the Management Accounts contained in the Data Room, no later than fifteen (15) Business Days following the end of such month.

5.	Conditions to Closing

5.1	Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:

(a)	GAC Clearance for the Proposed Transaction having been granted by GAC (or expiry of the GAC Review Period without a decision having been taken by the GAC) (the Regulatory Condition);

(b)	the approval of MISA in respect of the removal of the Company’s Foreign Investment Licence having been obtained;

(c)	the approval of the MOC in respect of the Amended and Restated Articles of Association having been obtained;

(d)

no competent Government Entity having jurisdiction over any Party (or its Affiliate) having, after the date of this Agreement, enacted, issued, promulgated or enforced any law, governmental order or judgment that has the effect of making the consummation of the Proposed Transaction illegal; and

(e)

receipt of a written consent from the Agent (as defined in the Startek Debt Agreement (the Startek Agent) under the Startek Debt Agreement in relation to the Proposed Transaction (the Startek Condition).

5.2

The Sellers and the Purchaser shall cooperate and use their reasonable efforts to ensure that the Conditions in Clauses 5.1(a) to 5.1(c) are fulfilled as soon as practicable after the date of this Agreement and in any event before the Longstop Date.

5.3	ESM shall use its reasonable efforts to ensure that the Condition in Clause 5.1(e) is fulfilled as soon as practicable after the date of this Agreement and in any event before the Longstop Date.

Regulatory Condition

5.4

The Purchaser and each Seller (to the extent it is legally required to do so) shall submit all required notifications, filings, or submissions (and drafts thereof as the case may be) to the GAC as soon as practicable following the date of this Agreement (and in any event not later than 6 (six) weeks from the date of this Agreement) in connection with the fulfilment of the Regulatory Condition.

5.5

The Parties shall keep each other reasonably informed as to the status of the GAC’s review for the purposes of the Regulatory Condition. The Parties have agreed that the Purchaser shall make the application to GAC on behalf of the Company and the Sellers. The Sellers shall, as soon as practicable after the date of this Agreement, deliver to the Purchaser fully executed and notarised powers of attorney (and, where required, legalised for use in the KSA) in the Agreed Form (to the extent not already delivered as at the date of this Agreement). In making the application, the Purchaser shall procure that the Sellers are given a reasonable opportunity to review, comment on and approve drafts (or extracts of drafts, as applicable) of all notifications, filings, submissions, responses, or other communications before they are submitted to the GAC, provide the Sellers with final copies of all such notifications, filings and submissions (it being acknowledged that certain drafts and/or documents may be shared on a confidential basis only with outside counsel) and take into account any reasonable comments made by the Sellers.

5.6

The fees that are payable to the GAC in connection with fulfilment of the Regulatory Condition (the Filing Fees) shall be borne 50% by the Purchaser, 25% by STC and 25% by ESM. The Purchaser shall pay the Filing Fees when due and deduct 25% of the Filing Fees from each Seller’s Relevant Percentage of the Estimated Price paid on Closing. In the event that the Parties do not proceed to Closing under this Agreement and the Purchaser has already paid the Filing Fees, each Seller shall pay 25% of the Filing Fees to the Purchaser’s Bank Account in cleared funds within 10 Business Days of written demand from the Purchaser in accordance with Clause 24 .

5.7	Notwithstanding the Regulatory Condition, neither of the Sellers, the Purchaser, nor any member of the Sellers’ Group or the Purchaser’s Group shall be required to:

(a)

undertake a disposal, divestiture, hold separate, license or transfer of any member, part or business, contracts or assets, by way of share or asset transfer or otherwise, of any Seller, a member of any Seller Group, the Purchaser, a member of the Purchaser Group or the Company;

(b)	cease all or part of any business(es) of any Seller, a member of any Seller Group, the Purchaser, a member of the Purchaser Group or the Company; or

(c)	restrict, condition, enter into any behavioural commitment or take any action that limits:

(i)	any Seller’s freedom or action to operate and control with respect to such Seller, a member of its Seller Group or any material businesses, contracts or material assets thereof; or

(ii)	the Purchaser’s freedom or action to operate and control with respect to the Purchaser, a member of the Purchaser Group, the Company, or any material businesses, contracts or material assets thereof, or agree to or offer any of the foregoing, and, for the avoidance of doubt, the Regulatory Condition shall not be deemed satisfied if it is conditional on any of the matters listed in Clauses 5.7(a) to 5.7(c) above.

5.8

In connection with the fulfilment of the Regulatory Condition, the Sellers shall and shall procure that the Company shall provide the Purchaser (or the Purchaser’s legal counsel) with all necessary information and documents that are reasonably required for the purpose of making any submissions, notifications and filings with the GAC (including for the purposes of responding to requests for further information) in a prompt manner, and provide all other assistance and access which may be reasonably required in connection with the fulfilment of the Regulatory Condition, including access to, and ensuring that reasonable assistance is provided by, management and advisors.

MISA and MOC

5.9

The Sellers and the Purchaser agree that all communications, discussions, requests, and enquiries with or from the MISA and the MOC which relate to the satisfaction of the Conditions in Clauses 5.1(b) and 5.1(c) (Conditions to Closing) shall be dealt with jointly by them in consultation with each other and in coordination with the Company, and the Sellers and the Purchaser agree to work together in good faith and to provide all such assistance and co-operation (including the provision of information) as the other may reasonably require in connection with the Conditions in Clauses 5.1(b) and 5.1(c) (Conditions to Closing) promptly upon being requested to do so.

Startek Condition

5.10

ESM shall keep the Purchaser reasonably informed as to the status of the Startek Agent’s review for the purposes of the Startek Condition and shall hold a weekly call with the Purchaser to provide an update on the status of fulfilment of the Startek Condition.

5.11	If:

(a)	the Startek Condition is not satisfied and the Transaction does not proceed to Closing solely as a result of this; and

(b)

ESM or any of its Affiliates proceeds to sell or transfer (directly or indirectly) some or all of its Shares or an interest in its Shares to a third party within 6 months of the Longstop Date, ESM shall pay an amount of SAR 15,000,000 to the Purchaser.

General

5.12	The Conditions at Clauses 5.1(a) to 5.1(d) may only be waived by the joint agreement of the Sellers and the Purchaser.

5.13

The Purchaser and the Sellers shall each notify the others as soon as practicable in writing of any fact, matter, event or circumstance which will or may reasonably be expected to prevent any of the Conditions from being satisfied on or before the Longstop Date.

5.14

The Purchaser and the Sellers shall each notify the others promptly upon becoming aware that any of the Conditions have been fulfilled. The first Business Day following the date on which notification of the fulfilment or waiver of all of the Conditions takes place is the Unconditional Date.

5.15

If the Unconditional Date has not occurred on or before the date falling six (6) months after the date of this Agreement (or such later date as the Parties may agree in writing) (the Longstop Date), the Sellers (acting jointly) or the Purchaser may by written notice to the others terminate this Agreement (other than the Surviving Provisions) with immediate effect, and none of the Parties (nor any of their Affiliates) shall have any claim of any nature against the other Parties (or any of their Affiliates) under this Agreement, except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

5.16

As soon as reasonably practicable following the Unconditional Date, the Sellers and the Purchaser shall use all reasonable endeavours to secure an appointment on the Closing Date with the KSA Notary to execute the Amended and Restated Articles of Association.

6.	Closing

6.1	Closing shall take place at the office of the KSA Notary on:

(i)	in the event that the Unconditional Date occurs on or prior to the 15th day of a month, the last Business Day of the month during which the Unconditional Date occurs; or

(ii)	in the event that the Unconditional Date occurs on or after the 16th day of a month, the last Business Day of the month immediately following the month during which the Unconditional Date occurs,

in each case:

(A)	unless the Purchaser and the Sellers agree any other Closing Date in writing;

(B)

unless as a result of paragraph (i) or (ii) above, Closing would be due to take place during the final month of any quarter of the Purchaser’s financial year, in which case Closing shall instead take place on the last Business Day of the immediately following month provided that the Purchaser shall, subject to its internal accounting requirements, have first used reasonable efforts to ensure that it is in a position to effect Closing on the date determined in accordance with paragraph (i) or (ii) above; and

(C)	provided that each of the Conditions remains fulfilled up to and on the Closing Date (unless waived).

6.2	At Closing:

(a)

each of the Sellers and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of its Affiliates (as the case may be) in Schedule 7 (Closing Arrangements); and

(b)	the Purchaser and the Sellers shall execute the Amended and Restated Articles of Association in order to transfer legal title to the Shares to the Purchaser.

6.3

If the Sellers (on the one hand) or the Purchaser (on the other) fails to comply with any obligation in Clause 6.2 or Schedule 7 (Closing Arrangements) which must take place on the Closing Date, then the Purchaser, in case of non-compliance by the Sellers, or the Sellers, in case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to other rights and remedies available), by written notice to the other on the date Closing would otherwise have taken place, to:

(a)	require Closing to take place so far as practicable having regard to the defaults which have occurred;

(b)

notify the Party in default of a new date for Closing (being not more than 10 Business Days after the agreed date for Closing) in which case the provisions of this Clause 6 (other than this Clause 6.3) and Schedule 7 (Closing Arrangements) shall apply to Closing as so deferred; or

(c)	terminate this Agreement (other than the Surviving Clauses):

(i)	immediately, if such failure to comply is material; or

(ii)	5 Business Days following the abovementioned written notice, if such failure to comply is not material and is not remedied within such 5 Business Day period.

6.4

If, in accordance with Clause 6.3(b), Closing is deferred and at such deferred Closing the Sellers or the Purchaser fail to comply with their respective obligations in Clause 6.2 or Schedule 7 (Closing Arrangements), the Purchaser, in case of non-compliance by the Sellers, or the Sellers, in case of non-compliance by the Purchaser shall have the right to terminate this Agreement (other than the Surviving Provisions).

6.5

If this Agreement is terminated pursuant to Clause 6.3(c) or Clause 6.4, neither Party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other Party or its Affiliates (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions).

6.6

The Purchaser is not obliged to purchase any of the Shares unless the Sellers sell all of the Shares simultaneously. The Sellers are not obliged to sell any of the Shares unless the Purchaser purchases all of the Shares simultaneously.

7.	Sellers’ Warranties and Undertakings

7.1

Each Seller warrants to the Purchaser as at the date of this Agreement in the terms of the Warranties. Each Warranty shall be construed separately and independently and (except as expressly otherwise provided) no Warranty shall be limited by reference to any other Warranty. The Warranties shall be deemed to be repeated by each Seller immediately before Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the date of Closing.

7.2	The only Warranties given in respect of Tax matters are the Tax Warranties and each of the other Warranties shall be deemed not to be given in respect of such matters.

7.3	The Warranties are given subject to this Clause 7 and the limitations set out in Schedule 4 (Limitations on Liability).

7.3

The Sellers agree and undertake to the Purchaser that, except in the case of fraud, they have no rights against and shall not make any claim against any present or former employee, director, agent or officer of the Company or any member of the Purchaser Group on whom it may have relied before agreeing any term of or before entering into this Agreement or any other Transaction Document (including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties, this Agreement or any other Transaction Document).

7.4

The Sellers shall, no later than five (5) Business Days before Closing, deliver to the Purchaser the Supplemental Disclosure Letter containing specific disclosures against the Warranties in relation to any matters or circumstances that have first arisen on or after the date of this Agreement.

7.5

The Sellers do not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its Representatives on or prior to the date of this Agreement, including in the Disclosure Letter, the Supplemental Disclosure Letter and the documents provided in the Data Room.

8.	Sellers’ Indemnities

8.1

The Sellers shall indemnify on an after Tax basis and hold harmless the Purchaser or the Company or other member of the Purchaser Group from and against, and shall pay promptly on demand to the Purchaser or the Company or other member of the Purchaser Group an amount equal to:

(a)

any and all Losses suffered or incurred by the Purchaser, the Company or other member of the Purchaser Group as a result of any claims relating to annual leave accruals for inactive employees which relate to the period prior to Closing;

(b)

subject to Clause 8.2, any and all fines and monetary penalties imposed on the Company by the relevant Government Entities if the Company is found to have been in breach of the Applicable Law by reason of:

(i)	the Company’s commercial registration failing to cover Staffing and Payroll Activities;

(ii)	failure to obtain the HR Licence; or

(iii)	failure to obtain a human resources licence in respect of hiring/staffing non-Saudi persons from the MHRSD.

8.2	Neither Seller shall be liable for any Claim:

(a)

under Clause 8.1(b)(i), unless the relevant breach is deemed to have occurred no later than the earlier of: (i) one year after the Closing Date, and (ii) the date on which the Company’s commercial registration has been amended to cover Staffing and Payroll Activities;

(b)

under Clause 8.1(b)(ii), unless the relevant breach is deemed to have occurred no later than the earlier of: (i) one year after the Closing Date, (ii) the date on which the Company’s has received the HR Licence, and (iii) the Existing HR Licence Commencement Date notified by the Purchaser to the Sellers under Clause 13.2(b);

(c)

under Clause 8.1(b)(iii), unless the relevant breach is deemed to have occurred no later than: (i) six months after the Closing Date, and (ii) if the Purchaser has provided the Sellers with a mitigation plan in accordance with Clause 13.2(c) within the timeframe set out therein, one year after the Closing Date.

8.3

The Purchaser shall not, and shall procure that no member of the Purchaser Group nor any of its Representatives shall, engage in any oral or written communications with any Government Entity in relation to the matters in Clauses 8.1(b)(i) to 8.1(b)(iii) (the Restricted Communications) except:

(a)	as may be required in accordance with Clause 13.1, and

(b)	unless prior to any Restricted Communication (including under paragraph (a) above) the Purchaser has:

(i)	given the Sellers a written notice setting out in reasonable detail the reasons for such Restricted Communication;

(ii)	provided the Sellers with an opportunity to:

(A)	review, comment on and approve the drafts of such Restricted Communication before it is submitted to any Government Entity;

(B)	participate in any oral Restricted Communication with any Government Entity;

(iii)	taken into account any reasonable comments made by the Sellers in respect of such Restricted Communication.

8.4	Any notice by the Purchaser to the Sellers pursuant to Clauses 8.3 and 8.7 shall be submitted by the Purchaser by email to:

(a)	RalphAzkoulandRichardFranklin(r.azkoul@stc.com.saand richardfranklin@stc.com.sa) in case of STC; and

(b)	NishitShahandAnkulAgarwal(Nishit.Shah@startek.comand ankul.agarwal@startek.com) in case of ESM,

and otherwise in accordance with Clause 24 (Notices).

8.5

The Sellers shall respond by email to the Purchaser within five Business Days of receipt (or deemed receipt) of the Purchaser’s notice, confirming their agreement to, providing any reasonable comments on, or confirming the intent to participate in, the relevant Restricted Communication.

8.6	If both Sellers fail to respond by email to the Purchaser within the applicable time period, the agreement of the Sellers to the communications shall be deemed to have been given.

8.7

The Purchaser shall promptly inform the Sellers of any Restricted Communications that have taken place and provide the Sellers with copies of (in case of written Restricted Communications), or full and accurate reports on (in case of oral Restricted Communication in which neither Seller has participated), any relevant Restricted Communication.

8.8	If the Purchaser fails to comply with Clauses 8.3 to 8.7, the Purchaser shall not be entitled to make the Claim under Clause 8.1(b).

9.	Purchaser Warranties

9.1

The Purchaser warrants to the Sellers as at the date of this Agreement in the terms of the warranties set out in Schedule 5 (Purchaser Warranties). Each of the Purchaser Warranties shall be construed separately and independently and no Purchaser Warranty shall be limited by reference to any other Purchaser Warranty. The Purchaser Warranties shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in the Purchaser Warranties to the date of this Agreement were references to the date of Closing.

9.2

The Purchaser agrees and undertakes to the Sellers that, except in the case of fraud, it has no rights against and shall not make any claim against any present or former employee, director, agent or officer of the Company or any member of the Sellers’ Group on whom it may have relied before agreeing any term of or before entering into this Agreement or any other Transaction Document (including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties, this Agreement or any other Transaction Document).

10.	Inter-Company Debt

10.1	No later than Closing, each Seller shall procure that:

(a)

it and each relevant member of its Seller Group repays to the Company the amount in the applicable currency of Inter-Company Non-Trading Receivables which is owed by it and any member of each Seller Group to the Company; and

(b)

the Company repays to it and each relevant member of its Seller Group the amount in the applicable currency of Inter-Company Non-Trading Payables which is owed by the Company to the Seller and any member of each Seller Group.

10.2	Within one year after Closing (and, for avoidance of doubt, only in relation to balances outstanding at Closing):

(a)

each Seller shall procure that it and each relevant member of its Seller Group repays to the Company the amount in the applicable currency of Inter- Company Trading Debt which is owed by it and any member of each Seller Group to the Company; and

(b)

the Purchaser shall procure that the Company repays to each Seller and each relevant member of its Seller Group the amount in the applicable currency of Inter-Company Trading Debt which is owed by it to such Seller and relevant member of its Seller Group, in each case, unless otherwise agreed between the Company and the relevant member of the Seller Group.

11.	Purchaser’s Right to Terminate

11.1

The Purchaser may, by notice to the Sellers, terminate this Agreement (other than the Surviving Provisions) at any time before Closing if any of the following circumstances arises or occurs at any time before Closing, namely:

(a)

a material breach of any Warranty given on the date of this Agreement (unless the fact, matter, event or circumstance which resulted in such breach was fairly and specifically disclosed in the Disclosure Letter);

(b)

any fact, matter, event or circumstance which is reasonably likely to result in a material breach of any Warranty if it was repeated immediately prior to Closing by reference to the facts and circumstances then existing (on the basis that references in the Warranties to the date of this Agreement were references to the relevant date);

(c)	any Material Adverse Change;

(d)	any material breach of Clause 4.1;

For the purpose of this Clause 11.1, “material breach” means a breach of the relevant Warranty (in case of paragraphs (a) or (b) above) or the relevant provision of this Agreement (in case of paragraph (d) above) for which the liability of the Sellers, if the Purchaser were to bring claim in relation to any such breach, could reasonably be expected to exceed SAR 10,000,000.

11.2

Before exercising the right to terminate this Agreement pursuant to Clause 11.1, the Purchaser shall first give written notice to the Sellers of its intention to do so (the Termination Notice). The Purchaser may exercise its right to terminate this Agreement in accordance with Clause 11.1 if the Termination Notice is given at least 20 Business Days before the date first scheduled for Closing and the Sellers fail to remedy the breach specified in the Termination Notice to the Purchaser’s reasonable satisfaction by at least 5 Business Days prior to such date. If the Termination Notice is given less than 15 Business Days before the date first scheduled for Closing, the Sellers shall have a right to defer Closing Date by no more than 15 Business Days by giving a written notice to the Purchaser. In that case, the Purchaser may exercise its right to terminate this Agreement in accordance with Clause 11.1 if the Seller fails to remedy the breach specified in the Termination Notice to the Purchaser’s reasonable satisfaction by at least 5 Business Days prior to the Closing Date as so deferred.

11.3

The Sellers undertake to disclose promptly to the Purchaser in writing any breach, matter, event, condition, circumstance, fact or omission of which any member of the Sellers’ Groups is or becomes aware that may give rise to a right of termination under Clause 11.1.

11.4

If this Agreement terminates, none of the Parties (nor any of their Affiliates) shall have any claim of any nature against the other Parties (or any of their Affiliates) under this Agreement, except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

11.5

Save for a Party’s right to terminate this Agreement pursuant to Clause 5.15 (Conditions to Closing), Clause 6.3(c) (Closing), Clause 6.4 or Clause 11.1 (Purchaser’s rights to terminate), no Party shall be entitled to rescind or terminate this Agreement, whether before or after Closing, and each Party waives all and any rights of rescission or termination which it may have in respect of any matter to the full extent permitted by Applicable Law, other than such rights in respect of fraud.

12.	Tax

12.1	The provisions of Schedule 8 (Tax) shall apply in relation to Taxation.

12.2	Schedule 8 (Tax) (apart from the Tax Covenant) shall come into effect on the date of this Agreement. The Tax Covenant shall come into effect at Closing.

13.	Conditions Subsequent

13.1	As soon as reasonably practicable following Closing, the Purchaser shall use its reasonable efforts to procure that the Company:

(a)	amends its commercial registration to include activities in relation to Staffing and Payroll Activities to the extent consistent with the National Classification for the Economic Activities; and

(b)

makes an application or request with the Ministry of Human Resources and Social Development (MHRSD) to obtain a human resources licence in respect of the hiring/staffing of Saudi persons in accordance with Rules and Regulations for Recruitment of Saudis and Providing the National Temporary Labour Services (Saudis Isnaad) under Annex 3 of the Implementing Regulations of the Labour Law, issued pursuant to the Ministerial Resolution number 179196 dated 24/09/1442H (corresponding to 06/05/2021G) (the HR Licence) and/or, based on the Purchaser’s reasonable determination, utilises the existing human resources licence issued to a member of the Purchaser’s Group (the Existing HR Licence),

13.2	The Purchaser shall:

(a)	no later than one month after the Closing Date, use its reasonable efforts to procure that the Company starts all necessary preparations to fulfil the obligations in 13.1(a) above;

(b)

no later than three months after the Closing Date, use its reasonable efforts to procure that the Company starts all necessary preparations to fulfil the obligations in 13.1(b) above or, if the Purchaser so reasonably determines, notify the Sellers that the Company will utilise the Existing HR Licence instead of applying for the HR Licence and of the date when the Company will so utilise the Existing HR Licence which date shall be no later than one month after the date of the notice (the Existing HR Licence Commencement Date);

(c)

no later than six months after the Closing Date, provide the Sellers with a mitigation plan setting out in reasonable detail such steps as the Purchaser reasonably determines to undertake (or procure that the Company undertakes) to ensure that the Company complies with the Applicable Law in relation to hiring/staffing non-Saudi persons.

13.3	The Sellers shall provide all reasonable assistance to the Purchaser and the Company in connection with the satisfaction of the conditions subsequent in Clause 13.1.

13.4	STC and the Purchaser agree that notwithstanding any provision of the Trademark Licence Agreement (including for avoidance of doubt clause 12.2 thereof) from Closing:

(a)	STC shall not charge any fees under the Trademark Licence Agreement from the Closing Date and until 4 March 2026;

(b)

STC, the Purchaser and the Company shall work together in good faith to seek consent of STC corporate relationship team to give the Company a right to terminate the Trademark Licence Agreement at will if the Company’s board of directors determines that the Company no longer needs to use the Trademarks.

14.	Protective Covenants Post-Closing

14.1

Subject in all cases to Clause 23, neither the Sellers nor any member of the Sellers’ Groups shall (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged in or concerned with or interested economically in any Competing Business in the KSA for a period of three years after the Closing Date.

14.2	The restrictions in Clause 14.1 shall not operate to prohibit any Seller or any member of its Seller Group from:

(a)

continuing to carry on or be engaged in or concerned with or interested economically in any Competing Business which it carries on, is engaged in, or concerned with as at the date of this Agreement in a manner consistent with how such Competing Business is operated as at the date of this Agreement (allowing for technological improvements and, with respect to the approach to service delivery, market changes);

(b)

providing any products or services to other members of its Seller Group on an intra-group basis which are not (i) provided to such members of its Seller Group by the Company as at the date of this Agreement, and (ii) do not constitute primary business activities for such Seller or the relevant member of the Seller Group;

(c)

providing any IT, hardware, software, software development, network infrastructure or capacity, telecommunication infrastructure, connectivity and/or network products and services to any person including equipment, IT provisions, back office IT support and maintenance services and IT facilities management services (provided that this paragraph (d) shall not permit it to develop a new product or service which would directly compete with the Competing Business);

(d)

carrying on or being engaged in or concerned with or being economically interested in any Competing Business after such time as the Purchaser ceases to carry on or be engaged in or concerned with or economically interested in a substantial part of the Competing Business carried on by the Company;

(e)	holding or being interested in securities of a company listed on any recognised stock exchange which confer not more than 5% of votes which could be cast at a general meeting;

(f)	holding an interest of less than 15% in any Competing Business provided that no member of its Seller Group exercises a management function or exercises material influence over the company; and

(g)

acquiring the whole or part of any business or undertaking or any interest in any company, group of companies, partnerships or any other entities (Acquired Undertaking) unless the Competing Business constitutes more than 20% of the Acquired Undertaking’s revenue as measured in the financial year preceding the date of the acquisition of the Acquired Undertaking.

14.3

Subject in all cases to Clause 23, each Seller agrees that for a period of two years after the Closing Date, it shall not, nor will any of its Affiliates (whether alone, jointly with another person and whether directly or indirectly):

(a)

solicit or entice away or endeavour to solicit or entice away from the Company any person, firm, company or other entity who is, or was at any time during the twelve (12) months immediately preceding the date of this Agreement, a regular client or supplier of the Company, provided that (i) any present or future dealings with such clients or suppliers that such Seller has as of the date of this Agreement as a result of its or its Affiliates’ own business (and not in its capacity as a shareholder of the Company) and other than in respect of a Competing Business, and (ii) any dealings with such clients or suppliers with respect to any territory other than KSA, shall not constitute a breach of this Clause 14.3;

(b)

solicit or entice away or endeavour to solicit or entice away from the Company any individual who is employed by the Company at any time during the twelve (12) months immediately preceding the date of this Agreement with the exception of the following:

(i)

the placing of an advertisement of a post available to the public generally and undertaking any other bona fide recruitment activities that are not targeted at such individuals provided that neither such Seller, nor its Affiliates, directly encourage any such individual to respond to such post or recruitment activities; or

(ii)	withdrawal, cessation or transfer of any secondment to the Company or placement with the Company of any employee of such Seller or its Affiliates.

14.4

Each Seller acknowledges that each of the undertakings in Clauses 14.1 and 14.3 is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Purchaser and the Company. If any such restriction shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.

14.5	For the purposes of this Clause 14, transactions undertaken by different members of a Seller Group shall be aggregated and treated as undertaken by a single member of that Seller Group.

15.	Guarantee

In consideration of the Purchaser entering into this Agreement, the ESM Guarantor irrevocably and unconditionally guarantees to the Purchaser punctual performance by ESM of all of its obligations under this Agreement and undertakes to the Purchaser that:

(a)	ESM Guarantor shall pay any amount owed by ESM when due under or in connection with this Agreement immediately on demand, and pay that amount as if they were the principal obligor; and

(b)

whenever ESM fails to perform any other obligations under this Agreement, ESM Guarantor shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) such obligations of ESM.

16.	Payments

16.1	Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) to STC shall be made to STC’s Bank Account.

16.2	Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) to ESM shall be made to ESM’s Bank Account.

16.3	Any payment to be made pursuant to this Agreement by either Seller (or any member of the Sellers’ Groups) to the Purchaser shall be made to the Purchaser’s Bank Account.

16.4

Payment under Clauses 16.1, 16.2 and 16.3 shall be in immediately available funds by electronic transfer on or before the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

16.5

Unless otherwise provided in this Agreement, (a) all payments to be made by the Purchaser to STC (and vice versa) shall be made in SAR, and (b) all payments to be made by the Purchaser to ESM or to the ESM Guarantor (and vice versa) shall be made in USD provided that where any sum due for payment is expressed under this Agreement to be in SAR, it shall for the purposes of this limb (b) be exchanged into USD at the Exchange Rate at the Relevant Date.

16.6	Any payment made by a Seller in respect of an Indemnity Claim, Tax Claim or Warranty Claim shall, to the maximum extent possible, be deemed to be a reduction of the Final Price paid to that Sellers.

17.	Gross-up

17.1

All sums payable under this Agreement or any other Transaction Document will be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by Applicable Law in relation to the payer.

17.2

If any deductions or withholdings are required by Applicable Law, the Party making the payment shall be obliged to pay to the relevant other Party such sum as will after such deduction or withholding has been made leave such other Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that, if a Party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated, then the liability of the other Party under this Clause 17.2 shall be limited to that (if any) which it would have been had no such transfer or change taken place.

18.	Announcements

18.1

Without prejudice to Clause 19 (Confidentiality), unless otherwise agreed in writing, no Party (nor any of its Representatives or respective Affiliates) shall make any public announcement or issue any communication to shareholders in connection with the existence or the subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the Purchaser and the Sellers (such approval not to be unreasonably withheld or delayed).

18.2	The restriction in Clause 18.1 shall not apply to:

(a)	the press announcement issued by the Sellers and the Purchaser, in each case on the date of this Agreement in the Agreed Form;

(b)	any customer or employee communications made by any member of the Sellers’ Groups or Purchaser Group to the extent that such communications only include publicly available information; or

(c)

the extent that the announcement or communication is required by Applicable Law, by any stock exchange on which the securities of the relevant Party or any of its Affiliates are listed or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law or any regulatory, governmental or antitrust body having applicable jurisdiction.

18.3

If the exception in Clause 18.2(c) applies, the Party making the announcement or issuing the communication shall use its reasonable endeavours to consult with the other Parties in advance as to its form, content and timing and take into account the reasonable comments of the other Parties insofar as is reasonably practicable and provided that if any such other Party fails to respond within 2 Business Days, it shall be deemed to have agreed the relevant announcement or communication in all respects.

19.	Confidentiality

19.1	For the purposes of this Clause 19, Confidential Information means:

(a)	information relating to the provisions and subject matter of, and negotiations leading to, this Agreement and the other Transaction Documents;

(b)

(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Sellers’ Groups or, prior to Closing, the Company; or

(c)

(in relation to the obligations of the Sellers) any information received or held by the Sellers (or any of their Representatives) relating to the Purchaser Group or, following Closing, the Company, and includes written information and information transferred or obtained orally, visually, electronically or by any other means.

19.2

Each Party shall (and shall procure that each of its Representatives shall) hold Confidential Information in confidence and not disclose Confidential Information to any person except as this Clause 19 (Confidentiality) permits, or as the other Party(ies) approve in writing.

19.3	Clause 19.2 shall not apply to Confidential Information to the extent that:

(a)

the Confidential Information is required to be disclosed by Applicable Law or by any stock exchange on which the securities of the relevant Party or any of its Affiliates are listed or any regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction (provided that, except in connection with disclosure to a Tax Authority, the disclosing Party shall, as far as it is practicable and lawful to do so: (i) first inform the other Parties of its intention to disclose such information; and (ii) take into account the other Parties’ reasonable requirements about the proposed form and content of the disclosure, provided further that if any such other Party fails to respond within 2 Business Days, it shall be deemed to have agreed the relevant disclosure in all respects);

(b)	the Confidential Information is required to be disclosed for the purposes of satisfying the Conditions;

(c)

written records show that, when the Confidential Information was first made available to the receiving Party, it was already in the lawful possession of the receiving Party or any of its Representatives without any obligation of secrecy prior to its being received or held;

(d)	the Confidential Information was already in the public domain when it was first made available to the receiving Party;

(e)	the Confidential Information subsequently enters the public domain other than through a breach of this Clause 19 or a breach of any other confidentiality undertaking (whether express or implied);

(f)

the Confidential Information is required to be disclosed for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other Transaction Document or in order to enable a determination to be made by the Firm under this Agreement;

(g)

the Confidential Information is required to be disclosed to lending banks, financial institutions or any other funding or prospective funding (whether debt or equity) parties of the Purchaser or any of its Affiliates or arrangers of such funding (or their respective Affiliates) or rating agencies engaged by or on behalf of the Purchaser, together with their directors, officers and professional advisers, for the purposes of getting funding, provided that any such disclosure can only be made on a need to know basis;

(h)	the Confidential Information is required to be disclosed by any Party to its direct or indirect investors; or

(i)	the disclosure is required to vest the full benefit of this Agreement in any Party.

19.4

Each Party undertakes that it (and its Representatives) shall only disclose Confidential Information in the case of disclosures under Clauses 19.3(b) 19.3(g) and 19.3(h), only if the recipient is informed of the confidential nature of the Confidential Information and acknowledges that it is subject to a duty of confidentiality on the terms not less strict than the terms of this Clause 19.

19.5	If this Agreement terminates or lapses without Closing having occurred, the Purchaser shall, at its expense, as soon as practicable following request by the Sellers:

(a)	return or destroy, or procure the return or destruction of, all originals and hard copies of documents containing the Confidential Information;

(b)	permanently erase, or procure the permanent erasing of, all electronic copies of Confidential Information in its possession or under its custody or control,

provided that, without prejudice to any duties of confidentiality contained in this Agreement:

(c)	the Purchaser may retain any Confidential Information as may be required by law or regulation; and

(d)

the Purchaser’s advisers may keep copies of any document in their possession for record purposes provided that, if those documents contain personal data, the Purchaser’s advisers may not retain them if and to the extent the retention is in breach of applicable data protection legislation.

19.6

The Sellers and the Purchaser shall procure that the non-disclosure agreement between the Purchaser and the Company dated 5 April 2022 ceases to have any force or effect from the date of this Agreement.

20.	Assignment

20.1

Subject to Clause 20.2, unless the Sellers and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement or any other Transaction Document nor grant, declare, create or dispose of any right or interest in it.

20.2

The Purchaser may assign the benefit of this Agreement and/or any other Transaction Document to which it is a party (in whole or in part) to, and it may be enforced by (if so assigned), any Permitted Assignee as if it were the Purchaser under this Agreement, provided that if any such Permitted Assignee subsequently ceases to be a wholly-owned subsidiary of the Purchaser Group, the Purchaser shall procure that before it so ceases it shall re-assign that benefit to the Purchaser or to another Permitted Assignee. For this purpose, a Permitted Assignee means any wholly owned subsidiary of the Purchaser.

21.	Further Assurances

21.1

Each of the Sellers and the Purchaser shall (and shall use reasonable endeavours to procure that any necessary third party shall) execute such further documents, and perform such acts or things as may be required by law or be necessary to implement and give effect to the Transaction Documents and the rights, powers and remedies under the Transaction Documents.

21.2

The Sellers shall, and shall procure that the relevant members of the Sellers’ Group shall, retain for a period of 10 years from Closing any books, records and documents if and to the extent they relate to the Company or the business carried on by the Company at Closing and shall, and shall procure that the relevant members of the Sellers’ Group shall, if reasonably requested by the Purchaser, allow the Purchaser or the Company reasonable access to such books, records and documents, including the right to take copies, at the Purchaser’s expense: (i) for the purposes of complying with any reporting or filing obligations relating to Tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Company; and (iii) to enable the Purchaser’s Group and the Company to comply with their own tax obligations or facilitate the management or settlement of their own tax affairs.

21.3

The Purchaser shall, and shall procure that the Company shall, retain for a period of 10 years from Closing any books, records and documents of the Company if and to the extent they relate to the period prior to Closing and shall, and shall procure that the Company shall, if reasonably requested by the Sellers, allow the Sellers reasonable access to such books, records and documents, including the right to take copies, at the Sellers’ expense, (i) for the purposes of complying with any reporting or filing obligations relating to Tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Company; and (iii) to enable the relevant members of the Sellers’ Group to comply with its own tax obligations or facilitate the management or settlement of its own tax affairs.

22.	Costs

Subject to Clause 17 and except as otherwise stated in this Agreement, each of the Sellers and the Purchaser shall be responsible for its own costs, expenses, charges, Taxes and Transfer Taxes (including those of its Seller Group or Purchaser Group, as applicable) incurred in connection with the Proposed Transaction or the satisfaction of its obligations under this Agreement and shall hold each other Party harmless from any such costs, expenses, charges, Taxes and Transfer Taxes. For the avoidance of doubt:

(a)

ESM shall be solely responsible for any capital gains tax as well as any related requirements (such as exit date financial position) which may be imposed on ESM in connection with the Proposed Transaction, provided that if the Company becomes liable for any such capital gains tax, provisions of paragraph 1.1 of Schedule 8 shall apply); and

(b)	STC shall be responsible for Zakat which may be imposed on STC in connection with the Proposed Transaction.

23.	Relations between the Sellers

23.1

The Parties hereby agree that the liability of the Sellers under this Agreement shall be several and proportional to their Relevant Percentages, and, unless otherwise is expressly provided in this Agreement:

(a)	where any right is given to the Sellers under this Agreement, such right shall be exercisable by all Sellers jointly (and not severally);

(b)	any waiver is considered to be as granted if it is granted by all Sellers jointly (and not severally); and

(c)	any consent, decision or action which must be given or taken by the Sellers is considered as given or taken if it is given or taken by all Sellers jointly (and not severally).

23.2

Where both Sellers are liable to make a payment to the Purchaser under this Agreement or any Transaction Document in respect of the same loss or liability, the liability of the Sellers shall be apportioned in accordance with their Relevant Percentages.

24.	Notices

24.1

Any notice to be given by one Party to the other Party in connection with this Agreement shall be in writing in English and signed by, or on behalf of, the Party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognised courier company.

24.2

A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by email provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

24.3	The addresses and email addresses of the Parties for the purpose of Clause 24.1 are:

STC	Address: King Abdulaziz Complex, Imam Mohammed Bin Saud Street, Al Mursalat Area, P.O. Box 87912, Post Code 11652, Riyadh, KSA	Email:mdhahri@stc.com.sa richardfranklin@stc.com.sa r.azkoul@stc.com.sa

For the attention of:	Mohammed Alharbi Richard Franklin Ralph Azkoul

ESM	Address: 5th Floor, Ebene Esplanade, 24 Bank Street, Cybercity, Ebene, Republic of Mauritius	Email: Nishit.Shah@startek.com

For the attention of:	Nishit Shah

and with a copy to:	ankul.agarwal@startek.com

ESM Guarantor	Address: 4610 South Ulster Street, Suite 150, Denver, CO 80237 USA	Email: Nishit.Shah@startek.com

For the attention of:	Nishit Shah

and with a copy to:	ankul.agarwal@startek.com

Purchaser	Address: Aqaria Plaza, 3rd
floor, Olaya, PO Box 50,
Riyadh 11372

For the attention of:	Maher Salim Althiyabi	malthiyabi@solutions.com.sa
	Mohammed Yousef Alsagri	malsagri@solutions.com.sa
	Ahamad Mansour Altamimi	aaltamimi@solutions.com.sa

24.4	Each Party may notify the other Party in writing of a change to its details in Clause 24.3 from time to time.

24.5

For the purposes of this Clause 24, all references to time are to local time in the place of receipt. For the purposes of notices by e-mail, the place of receipt is the place in which the Party to whom the notice is sent has its postal address for the purpose of this Agreement.

25.	Conflict with other Agreements

Subject to Clause 10.2, if there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties and as between any members of the Sellers’ Groups and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Sellers and the Purchaser are either also Parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

26.	Whole Agreement

26.1

This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the sale and purchase of the Shares and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Proposed Transaction. It is agreed that:

(a)

no Party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of the other Party (or any of its Connected Persons) in relation to the Proposed Transaction that is not expressly set out in this Agreement or any other Transaction Document;

(b)

any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)

except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other Party (or its respective Connected Persons) in relation to the Proposed Transaction.

26.2	No provision of this Clause 26 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

26.3

Each Party agrees to the terms of this Clause 26 on its own behalf and as agent for each of its Connected Persons. For the purpose of this Clause, Connected Persons means (in relation to a Party) the officers, employees, agents and advisers of that Party or any of its Affiliates.

27.	Waivers, Rights and Remedies

27.1

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy provided by law or under this Agreement or any of the Transaction Documents shall affect or operate or be construed as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

28.	Effect of Closing

Notwithstanding Closing (i) each provision of this Agreement and any other Transaction Document not performed at or before Closing but which remains capable of performance (ii) the Warranties; and (iii) all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Agreement or any other Transaction Document, will remain in full force and effect and (except as otherwise expressly provided herein, including the provisions of Schedule 4) without limit in time.

29.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

30.	Variations

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

31.	Invalidity

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

32.	Governing Law

This Agreement (including the arbitration agreement in Clause 33) and any non- contractual obligations or liabilities, arising out of or in connection with it, shall be governed by, and construed in accordance with, the laws of KSA.

33.	Disputes

33.1

Any dispute arising from or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Agreement shall be mutually resolved by the parties in an amicable manner.

33.2

In the event that a particular dispute is not resolved amicably by the parties within thirty (30) days after receipt of notice of such dispute, the dispute shall be referred to and finally resolved by arbitration in the SCCA under its rules in force when the notice of arbitration is submitted in accordance with those rules, subject to this Clause 33.2. There shall be a panel of three (3) arbitrators. The Purchaser shall appoint one (1) arbitrator, the Sellers shall together appoint one (1) arbitrator, and the third arbitrator shall be appointed by the SCCA. The language to be used in any arbitral proceedings shall be English. The arbitration proceedings shall be held in Riyadh, KSA. The decision of the arbitral tribunal shall be final and binding.

33.3

Without prejudice to any other remedies that such Party may have, each Party acknowledges that the other Party may be irreparably harmed by any breach of the terms of this Agreement and that damages alone may not necessarily be an adequate remedy. Accordingly, the Parties shall be entitled to seek the remedies of final or interim injunctions, specific performance and other relief, or any combinations of these remedies, for any threatened or actual breach of its terms.

Schedule 1

Sellers and Sale Shares

(1) Seller	(2) Number of Shares and percentage of issued share capital	(3) Relevant Percentage
STC	220,500 Shares (49%)	49%
ESM	229,500 Shares (51%)	51%

Schedule 2

Company Information

1.	Name:	Contact Centre Company
2.	Place of Incorporation:	Riyadh, Kingdom of Saudi Arabia
3.	Registered Number:

The Company is incorporated in Riyadh, Kingdom of Saudi Arabia under Commercial Registration No. 1010299715 (Riyadh) dated 22 Muharram 1432H (corresponding to 28 December 2010G), with its branch in Jeddah, Kingdom of Saudi Arabia under Commercial Registration No. 4030265387 (Jeddah) dated 16 Rabi II 1435H (corresponding to 16 February 2014G).

4.	Registered Office:

Riyadh Address:

Contact Center Company- Building No.3,Al Narjes Commercial & Administrative Complex Exit-6, Abu Bakr Seddiq Road 112, Riyadh, KSA.WASEL Address 2594 – 13323.

Jeddah Address:

Contact Center Company- 1st Floor, Building No.40, STC Compound Gate No 5. Nuzlah Al Yamaniya, Jeddah, ZIP Code: 21495, PO Box 36805.

5.	Directors:	1. Mr. Ahmed Al Ghamdi (Chairman) 2. Mr. Bharat Rao (Director) 3. Mr. Riyadh Hamdan Alonazi (Director) 4. Mr. Yasser Z. Alotaibi (Director) 5. Mr. Abhinandan Jain (Director)
6.	Authorised Capital:	SAR 4,500,000
7.	Issued Capital:	SAR 4,500,000
8.	Shareholders:	STC - 220,500 Shares (49%) ESM - 229,500 Shares (51%)
9.	Accounting Reference Date:	Calendar Year – 31st December
10.	Auditors:	Dr. Mohammed Al-Amri & Co. (BDO)
11.	Mortgages and charges:	None

Schedule 3

Sellers’ Warranties

For the purposes of this Schedule 3, the “Relevant Seller” means the Seller which gives a particular warranty in accordance with Clause 7.1.

Part A	: General/Commercial

1.	The Sellers, the Company and the Shares

1.1	Authorisations, valid obligations, filings and consents

(a)

The Relevant Seller has obtained or will have obtained by Closing all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is a party.

(b)	This Agreement and the Transaction Documents which are to be entered into by the Relevant Seller will, when executed, constitute valid and binding obligations of the Relevant Seller.

(c)

Entry into and performance by the Relevant Seller of this Agreement and/or any Transaction Document to which it is a party will not: (i) materially breach or constitute a default under any provision of any material contract to which the Relevant Seller, is a party or by which it is bound; (ii) breach any provision of its Constitutional Documents; or (iii) (subject to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in case of (i), (ii) and (iii)) such breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

(d)

Except as referred to in this Agreement, the Relevant Seller does not require any consent, approval, registration, authorisation or permit, in each case in connection with the execution and performance of this Agreement or any other Transaction Document, except where absence of any of the foregoing does not adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

1.2	Details of the Shares and the Company

(a)

The Relevant Seller and the Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and the Company has full power to conduct its business as conducted at the date of this Agreement.

(b)

The Relevant Seller is the sole owner of the Shares set out next to its name in Schedule 1 (Sellers and Sale Shares), free from all Encumbrances. The Relevant Seller is entitled to transfer or procure the transfer of the full ownership of such Shares to the Purchaser on the terms set out in this Agreement.

(c)

The Shares constitute the whole of the issued and allotted or, to the extent appropriate, registered, share capital of the Company. All the Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the Shares.

(d)	No person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital in the Company.

(e)	The information in respect of the Company set out in Schedule 2 (Company Information) is true, accurate and not misleading in any material respect.

1.3	Other interests. The Company does not own or have any interest of any nature in any shares, debentures or other securities issued by any undertaking.

2.	Financial Matters

2.1

Accounts. The Last Accounts give a true and fair view of the state of affairs of the Company and its assets and liabilities as at the Last Accounts Date and of the profits and losses thereof for the financial year ended on the Last Accounts Date and:

(a)

the Last Accounts and 2020 Accounts were prepared in accordance with IFRS (as the same applied on the Last Accounts Date or 2020 Accounts Date, as applicable) and with the requirements of all Applicable Law then in force;

(b)

to the extent required by IFRS as the same applied as at the Last Accounts Date or 2020 Accounts Date (as applicable), the Last Accounts and 2020 Accounts make required provision for all actual liabilities and reasonable provision for all contingent or disputed liabilities, all bad or doubtful debts of the Company, outstanding capital commitments, financial lease commitments and pension liabilities for the period ending as at the Last Accounts Date or 2020 Accounts Date as applicable; and

(c)

the results shown by the Last Accounts and 2020 Accounts were not affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of those periods unusually high or low.

2.2	The Management Accounts. The Management Accounts were prepared using accounting policies consistent with those adopted in the preparation of the Last Accounts.

2.3	Position since Last Accounts Date. Since the Last Accounts Date:

(a)	there has been no Material Adverse Change;

(b)	the Company has carried on its business in the ordinary course of business;

(c)	the Company has not issued or agreed to issue any share or loan capital or other similar interest;

(d)

the Company has not acquired or disposed of, or agreed to acquire or dispose of, any one or more material fixed assets in a single transaction or series of connected transactions where value of such assets exceeds US$ 120,000; and

(e)	the Company has not made any changes in terms of employment (i) relating to any Key Employee; or (ii) which apply to the terms of employment of one or more of such Key Employees;

(f)	the Company has not repaid any borrowing or financial indebtedness in advance of its stated maturity; and

(g)	the Company has not declared, authorised, paid or made any dividend or other distribution, nor has the Company reduced its paid up share capital.

2.4

Books and records. The statutory books and registers and other books of accounts and financial records of the Company required to be kept in accordance with Applicable Law are up-to-date in all material respects and contain records which are complete in all material respects of the matters required to be dealt with therein.

3.	Debt position

(a)

The Company does not owe any Financial Debt to any person. No asset of the Company is subject to any security and the Company has not lent any amount constituting Financial Debt to any person other than as disclosed in the Last Accounts, 2020 Accounts, the Management Accounts, the Disclosure Letter or the Supplemental Disclosure Letter. The Company has not received any notice to repay any Financial Debt which is repayable on demand.

(b)

No event of default or any other event or, so far as the Sellers are aware, any circumstance which would entitle any person to call for early repayment of any Financial Debt of the Company or to enforce any security given by the Company (or, in either case, any event or circumstance which with the giving of notice would constitute such an event or circumstance) has occurred.

(c)

There is no outstanding guarantee, indemnity, suretyship or security given by or for the benefit of the Company, nor is the Company liable, to pay all or part of the debts or financial liabilities of another person.

4.	Regulatory matters

4.1

Licences. The Company has obtained all material licences, permissions, authorisations (public or private) and consents (together, Approvals) required for carrying on its business in the places and in the manner in which it is carried on at the date of this Agreement and in accordance with all Applicable Laws. These Approvals are in full force and effect, are not subject to any unusual or onerous conditions and have been complied with in all material respects during the 24 months prior to the date hereof. So far as the Sellers are aware, there are no circumstances which indicate that any Approval will or is likely to be revoked or not renewed, in whole or in part, in the ordinary course of events before its normal expiration date (whether as a result of the Proposed Transaction or any of the Transaction Documents or otherwise).

4.2

Compliance with laws. The Company has during the 24 months prior to the date hereof conducted its business and corporate affairs in all material respects in accordance with its memorandum and articles of association, by-laws or other equivalent Constitutional Documents and in accordance with all Applicable Laws. So far as the Sellers are aware, the Company is not in default in any material respect of any order, decree or judgment of any court or any government or regulatory authority in any jurisdiction in which it operates.

5.	The Business Assets

For the purposes of this paragraph 5, “material assets” mean material fixed assets which value exceeds US$ 120,000.

5.1	Ownership. The Company owns or is entitled to use and is in the possession or control of all material assets necessary to carry on its business as currently carried.

5.2

Possession. The material assets of the Company are in its possession or under its control and where any assets are used but not owned by the Company, so far as the Sellers are aware, no event or circumstance has occurred which may entitle any person to terminate any agreement in respect of such use (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

5.3

Insurances. The Data Room contains a summary of the insurance maintained by or covering the Company, together with details of all claims in excess of US$ 120,000 under any policy of insurance made by the Company in the 12 months before the date of this Agreement. The details in that summary are true, accurate and not misleading in any material respect. The Company has not received any notification that such insurances are void or voidable, all premiums payable to date have been paid and, so far as the Sellers are aware, there are no circumstances which might lead to the insurers avoiding any liability under them or the premiums being increased. Closing will not have the effect of entitling any insurer to terminate cover under any such insurance. The Company does not have any outstanding claim in excess of US$ 120,000 under any such policy of insurance.

6.	Contractual matters

6.1	Material contracts. The Company is not a party to any agreement or arrangement:

(a)

under which, by virtue of the Proposed Transaction, (i) any other party will be relieved of any obligation or become entitled to exercise any right (including any termination right or any pre-emption right or other option) which would, when exercised, have a material adverse impact on the business of the Company, or (ii) the Company will be in default or lose any material benefit, right or licence which it currently enjoys or (iii) a material liability or obligation of the Company will be created or increased;

(b)	with a value exceeding US$ 120,000 and which was entered into not in the ordinary course of business or not on arm’s length terms;

(c)	which requires, or confers any right to require, the allotment or issue of any shares or other securities of the Company now or at any future time;

(d)	which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement;

(e)	under which the Company has sold or disposed of any company or business where it remains subject to any liability (whether contingent or otherwise); or

(f)	which establishes any agency, distributorship, manufacturing or licensing agreement or arrangement,

(Material Contract).

6.2

Defaults. The Company is not in material default under any Material Contract to which it is a party and, so far as the Sellers are aware, no third party is in material default under any Material Contract with the Company and there are no circumstances in either case that give rise to such a default.

6.3	Customers and suppliers. During the twelve (12) months prior to the date of this Agreement, no party to any Material Contract has:

(a)	stopped or, to the best of the Sellers’ knowledge, informed the Company, in writing, of an intention to stop trading with the Company (whether or not as a result of the Proposed Transaction);

(b)	materially reduced or informed the Company, in writing, of an intention to materially reduce, the trading value of the relevant Material Contract; or

(c)	materially changed or informed the Company, in writing, of an intention to materially change, the terms of the relevant Material Contract,

6.4

Agreements with Connected Persons. There are no existing contracts, arrangements or understandings between, on the one hand, the Company and, on the other hand, (i) any Key Employee (or any of their Affiliates); or (ii) any member of the board of directors of the Company, other than, in each case, contracts of employment.

6.5	As far as the Sellers are aware, the Company’s material transactions are carried out by virtue of valid agreements and/or purchase orders.

6.6	Agreements with Related Parties. Each related party agreement entered into by the Company has been entered into on an arms’ length basis and has been provided in the Data Room.

7.	Litigation and investigations

7.1

The Company is not involved as a party in any litigation, arbitration or contentious administrative proceedings in excess of US$ 120,000 (other than in relation to collection of debts arising in the ordinary course of business the Company), and as far as the Sellers are aware, no such proceedings have been threatened in writing by or against the Company.

7.2

The Company has not received any written notice pertaining to a material claim against the Company under warranties or with respect to the production or sale of products or the provision of services, in each case, which is subsisting and which, if successful, is likely to result in a loss to the Company in excess of US$ 120,000. So far as the Sellers are aware, there are no facts or circumstances that would be the basis for any possible prospective material claim against, or loss on the part of, the Company arising from, relating to, or in connection with the provision of products or services which, if successful, is likely to result in a loss to the Company in excess of US$120,000.

8.	Insolvency etc

The Relevant Seller is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Relevant Seller and, so far as the Relevant Seller is aware, no events have occurred which, under Applicable Laws, would justify such proceedings.

Part B	: IP/IT

1.	A list of all material Intellectual Property Rights used by the Company in conducting its business is included in the Disclosure Letter.

2.

Licences. The licences of material Intellectual Property Rights granted to the Company are included in the Data Room. So far as the Sellers are aware, they are in force and none of the parties to them is in default and there are no grounds on which they might be terminated. No material disputes have arisen in connection with them and so far as the Seller is aware, no material disputes are foreseeable in connection with them.

3.

No infringement. So far as the Sellers are aware, none of the operations of the Company infringe, or have in the 18 months before the date of this Agreement infringed, the Intellectual Property Rights of a third party.

4.

Confidential information. All material proprietary and confidential information relating to the Company has been kept confidential and has not been disclosed to third parties by the Sellers or, so far as the Sellers are aware, by the Company except as required under any Applicable Law, in the ordinary course of business and subject to confidentiality obligations from a third party. As far as the Sellers are aware there has been no material unauthorised disclosure of any material confidential information relating to the Company.

5.	Information technology.

(a)	The IT Systems are owned by, or validly licensed, leased or supplied under IT Contracts to, the Company and the Company adopts adequate measures to ensure the continued validity of such ownerships.

(b)

As far as the Sellers are aware, within the twelve (12) months before the date of this Agreement, none of the material data processed by the IT Systems has been corrupted or has been subject to any data loss or theft, unauthorised access, unavailability, malware attack or other security breach or failure having had a material adverse effect on the Company.

(c)	The IT Systems comprise all the IT Systems that are required to carry on the Company’s businesses after Closing as they were carried on at the date of this Agreement in all material respects.

Part C	: Real Estate

1.	General

1.1

The Properties comprise all the land and buildings owned, leased, occupied or used by Company for the purposes of carrying out its business, in all material respects, in the ordinary and usual course of business.

1.2	The information in respect of the Properties in the Data Room is true, accurate and not misleading in all material respects.

2.	Outgoings

All rents, fees, payments and other monetary outgoings due in connection with the use or occupation of any Property have been paid.

3.	Disputes

The Company has not within the last 24 months received any subsisting written notice pertaining to any disputes, complaints, liabilities, claims or demands relating to or in connection with any of the Properties or their use.

4.	Leasehold Properties

4.1	Leases. In relation to those Properties which are leasehold:

(a)	all leases, pertaining thereto, are in full force and effect;

(b)	the Company has not received a subsisting written notice alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, on the part of the tenant; and

(c)	no rent is currently under review.

Part D	: Employment

1.	Data Room

1.1	The Data Room contains full and accurate details, in all material respects, of:

(a)	the Employees (including details of their respective salaries, length of service and notice periods, and whether they are on secondment, family leave or absent due to ill health);

(b)	the terms of all current contracts of employment of any Key Employees; and

(c)	the standard terms and conditions of employment, and benefits applicable to all or a particular grade or category of Employees (including any amounts due on death, disability or retirement).

2.	No amounts owing

Save for all appropriate accruals, made by the Company specifically in respect of its Employees’ entitlement to compensation, wages, bonuses, incentive schemes, pension plans, reimbursement of expenses, accrued holiday pay for the current holiday year, and other benefits of or connected with employment, there are no sums or other liabilities owed by the Company to any Employee or any person that has ceased to be an Employee within the last twelve (12) months preceding the date of this Agreement.

2.	Compliance

During the 24 months prior to the date hereof, the Company has complied in all material aspects with all obligations owed to and in respect of the Employees, including under any Applicable Law.

3.	Key Employees

No Key Employee has given or received written notice terminating their employment and, so far as the Sellers are aware, the Company has not been informed by any Key Employee of his current intention to give such notice.

4.	Compensation

(a)

The Company is not obliged to or has not made any provision to increase or vary any Key Employee’s salary, bonus, or other remuneration that is not included in the relevant employment contract of such Key Employee as disclosed in the Disclosure Letter.

(b)	The Company does not have in existence any share incentive scheme, share option scheme or profit sharing scheme for all or any of its directors or Employees.

5.	Complaints

There are no outstanding material complaints, disputes or claims made in writing by or on behalf of or in relation to any Key Employee against the Company.

Part E	: Sanctions

The Company is not owned and/or controlled by and has not employed a Sanctioned Person.

Part F	: Anti-bribery and corruption

The Company has not and, so far as the Sellers are aware, their Associated Persons have not:

(a)	been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Government Entity regarding any offence or alleged offence under Anti-Bribery Law; or

(b)	taken any action which would violate Anti-Bribery Law, within the past 24 months.

Schedule 4

Limitations on Liability

1.

Time Limits. No Seller shall be liable for any Claim unless such Seller receives from the Purchaser written notice containing reasonable details as to the contractual basis under this Agreement and the factual basis of that Claim, the evidence on which the Purchaser relies (including, if applicable, evidence of any Third Party Claim) and the Purchaser’s reasonable estimate of losses which is, or is to be, the subject of the Claim:

(a)	before the date falling eighteen (18) months from the Closing Date in the case of any Claim (other than a Claim referred to in any of paragraphs 1(b) to 1(d) below);

(b)	before the date falling three (3) years from the Closing Date, in the case of Claims under Clauses 8.1(a), 14 (Protective Covenants Post-Closing) and 19 (Confidentiality) of this Agreement;

(c)	before the date falling five (5) years from the Closing Date, in the case of a Claim under the Fundamental Warranties or Clause 2.1 (Sale and Purchase) of this Agreement; and

(d)	before the expiration of six (6) years from the Closing Date, in the case of a Tax Claim.

2.

Notification of potential Claims. Without prejudice to the obligations of the Purchaser under paragraph 1 of Schedule 4, if the Purchaser becomes aware of any fact, matter or circumstance that is reasonably likely to give rise to a Claim, the Purchaser shall within 30 days give a notice in writing to the relevant Seller setting out such information as is reasonably available to the Purchaser or the Company to enable such Seller to assess the merits of the potential Claim and to act to preserve evidence. Failure to give notice within such period shall not affect the rights of the Purchaser to make a relevant Claim except that the failure may be taken into account in determining the liability of the relevant Seller for such Claim if and to the extent that it is agreed or determined that such Seller’s liability was increased by such failure.

3.	Thresholds for Claims. No Seller shall be liable for any single Claim for a breach of Warranty:

(a)

unless the amount of its liability for that Claim (and, for these purposes, a number of Claims arising out of the same or similar subject matter, facts, events or circumstances may be aggregated and form a single Claim) exceeds zero point one percent (0.1%) of the Final Price, in which case the Purchaser shall be able to claim the whole amount of such Claim and not merely the excess; and

(b)

unless the aggregate amount of its liability for all Claims not excluded by sub-paragraph (a) above exceeds one percent (1%) of the Final Price (in which case the Purchaser shall be entitled to claim the whole amount of such Claims and not merely the excess).

For the avoidance of doubt, the Purchaser may give notice of any single Claim in accordance with and for the purpose of paragraphs 1 to 2 of this Schedule 4 (Limitations on Liability), irrespective of whether, at the time the notice is given, the amount set out in paragraph 3(b) of this Schedule 4 (Limitations on Liability) has been exceeded.

4.	Maximum limit for all Claims. The total aggregate amount of the liability of each Seller:

(a)

in respect of Tax Claims, Claims for breach of a Fundamental Warranty and/or Clause 2.1 (Sale and Purchase) of this Agreement, shall not exceed an amount equal to one hundred percent (100%) of its Relevant Percentage of the Final Price as actually received by such Seller; and

(b)	in respect of all other Claims, shall not exceed an amount equal to forty percent (40%) of its Relevant Percentage of the Final Price as actually received by such Seller,

provided that the total aggregate liability for each Seller for all Claims shall not exceed its Relevant Percentage of the Final Price as actually received by such Seller.

5.

Claim to be withdrawn unless arbitration commenced. Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn unless legal proceedings in respect of it have commenced by both being issued and served within nine (9) months of notification to the relevant Seller pursuant to paragraph 1 of this Schedule 4 (Limitations on Liability) except:

(a)

where the Claim relates to a contingent liability, in which case it shall be deemed to have been irrevocably withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within the earlier of: (i) six (6) months of it having become an actual liability or the date falling twelve (12) months after the expiry of the relevant time limit set out in paragraph 1 of this Schedule 4; or

(b)

where the Claim of which notice is given for the purpose of paragraphs 1 and 2 of this Schedule 4 (Limitations on Liability) at a time when the amount set out in paragraph 3(b) has not been exceeded, in which case it shall be deemed to have been irrevocably withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within nine (9) months of the date of any subsequent notification to the relevant Seller pursuant to paragraph 1 of this Schedule 4 (Limitations on Liability) of one or more Claims for breach of Warranty which result(s) in the total amount claimed in all Claims for breach of Warranty notified to such Seller pursuant to paragraph 1 of this Schedule 4 (Limitations on Liability) exceeding the amount set out in paragraph 3(b) of this Schedule 4 (Limitations on Liability) for the first time.

6.

Limitations not applicable if fraud etc. None of the limitations contained in paragraphs 1, 3, 4, 5, 7, 13, and 19 of this Schedule 4 (Limitations on Liability) shall apply to any Claim to the extent that the Claim (or the delay in discovery of it) is the consequence of, or is increased as a consequence of, fraud (including Tax evasion where such Tax evasion constitutes fraud) by the relevant Seller or its Seller Group provided that no Seller shall have any limitations on its liability disapplied in respect of fraud of any other Seller or its Seller Group.

7.	Matters disclosed or taken into account. No Seller shall be liable for any Claim for a breach of Warranty (or such liability will be reduced):

(a)	if and to the extent that the fact, matter, event or circumstance giving rise to such Claim was fairly and specifically disclosed in the Disclosure Letter or the Supplemental Disclosure Letter;

(b)	if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is fairly disclosed in this Agreement or the Data Room.

8.

Contingent liabilities. No Seller shall be liable to pay an amount in discharge of any Claim unless and until the liability for which the Claim is made has become due and payable. If any Claim is based upon a liability which is contingent only, no Seller shall be liable to make payment unless and until the contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of Purchaser to give notice of the Claim in accordance with paragraph 1 and to issue and serve proceedings in respect of it before such time. For the avoidance of doubt and subject to paragraph 4(b), the fact that the liability may not have become an actual liability by the relevant date provided in paragraph 1 shall not exonerate any Seller in respect of any Claim properly notified before that date.

9.

No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim and no amount (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement, or otherwise, with the intent that there will be no double counting for breach of under this Agreement or otherwise.

10.

Recovery from third party. If the Purchaser or any member of the Purchaser Group is entitled to recover (whether by payment, discount, credit, insurance, relief or otherwise) from a third party a sum which is referable to the matter giving rise to the Claim or obtains any relief, saving or benefit which is so referable, the Purchaser shall (and shall procure that the relevant member of the Purchaser Group shall) use reasonable endeavours to enforce such recovery. Nothing in this paragraph shall preclude the Purchaser from bringing a Claim against any Seller prior to having recovered the amount from the third party or from bringing a Claim against any Seller in the event that the amount recovered from the third party is less than the full value of the Claim.

11.

Recovery from third party after payment from the Sellers. Where a Seller has made a payment to the Purchaser in relation to any Claim and subsequently the Purchaser or any member of the Purchaser Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the matter giving rise to the Claim or obtains any relief, saving or benefit which is so referable, the Purchaser shall (and shall procure that the relevant member of the Purchaser Group shall) use reasonable endeavours to enforce such recovery (including, subject to the Seller indemnifying the Purchaser or the relevant member of the Purchaser Group against all reasonable and documented costs, by taking all steps as the Seller may reasonably require) and shall pay to the relevant Seller as soon as practicable after receipt:

(a)

an amount equal to the amount recovered from the third party (net of Taxation and less any reasonable and documented costs of recovery (to the extent not already reimbursed by the Seller) or the value of the saving or benefit obtained, calculated by reference to the amount saved (less any reasonable and documented costs of recovery, to the extent not already reimbursed by the Seller); or

(b)

if the amount referred to in subparagraph (a) exceeds the amount paid by the relevant Seller to the Purchaser or member of the Purchaser Group in respect of the relevant Claim, such lesser amount as shall have been so paid by the relevant Seller.

12.

No liability for matters arising subsequent to this Agreement. No Seller shall be liable for any Claim (or such liability will be reduced) if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any:

(a)	legislation not in force as at the date of this Agreement;

(b)	change of law (or any change of generally accepted interpretation or application of any legislation), regulation, directive, requirement or administrative practice having the force of law;

(c)

any imposition of Taxation or any change in the practice (including the withdrawal of any extra-statutory concession) of the Tax Authority, in each case announced or becoming effective (whether or not retrospectively) on or after the date of this Agreement;

(d)	change in the rates of Taxation in force or any withdrawal of Relief from Taxation not actually or prospectively in effect as at the date of this Agreement;

(e)

matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or otherwise at the written request or with the written approval of the Purchaser;

(f)	act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or, for the purposes of Clause 8.3, any of their Representatives;

(g)	change after the date of this Agreement of any generally accepted accounting principles, procedure or practice; or

(h)	change in accounting policy, basis, practice or treatment of the Purchaser or the Purchaser’s Group introduced or having effect after the date of this Agreement,

provided that nothing in this paragraph 12 shall reduce any Seller’s liability solely as a result of the Purchaser or the Company (i) operating the Company in the ordinary course of business; or (ii) undertaking an act or omission pursuant to any legally binding agreement entered into by, or legally binding obligation of, the Company existing at or prior to Closing.

13.	Losses. No Seller shall be liable for any Claim in respect of any indirect losses.

14.

Provisions. No Seller shall be liable for any Claim if and to the extent a specific allowance, provision or reserve is made in the Last Accounts, 2020 Accounts, the Management Accounts provided in the Data Room or the Closing Statement for the matter giving rise to a Claim, or such matter has otherwise been taken into account in the Closing Statement.

15.	Insurance. Neither Seller shall be liable in respect of any Claim if and to the extent that the losses in respect of which the Claim is made:

(i)	are covered by a policy of insurance and the Company:

(A)	is able to claim under the relevant insurance policy for such losses (or any part thereof); and

(B)	receives the relevant payment and reimbursement of any reasonable and documented costs of recovery under such insurance policy from the insurer or otherwise, or

(ii)

would have been covered, and the conditions in paragraphs (A) and (B) above would have been reasonably likely to have been satisfied, if the policies of insurance for the benefit of the Company in force at the date of Closing had been maintained after Closing on no less favourable terms (except where such policies have been withdrawn by STC at no fault of the Company).

16.

Net financial benefit. No Seller shall be liable for any Claim in respect of any losses suffered by the Purchaser or the Company if and to the extent that a member of the Purchaser’s Group receives any corresponding savings or net quantifiable financial benefit arising from such losses or the facts giving rise to such losses (for example where the amount (if any) by which any Taxation for which any member of the Purchaser’s Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).

17.

Purchaser’s Knowledge. No Seller shall be liable for any Claim if and to the extent that the facts, matters or circumstances giving rise to the Claim were actually known by the following individuals prior to signing this Agreement: Maher Salim Althiyabi, Mohammed Yousef Alsagri, Ahamad Mansour Altamimi, Vincent Puthan Devasia and Rakan AboBakr.

18.

Mitigation of losses. The Purchaser shall procure that reasonable steps are taken and reasonable assistance is given to avoid or mitigate any losses which in the absence of mitigation might give rise to a liability for any Claim.

19.

Matters capable of remedy. Where the Purchaser gives a written notice of Claim to a Seller in accordance with paragraph 1 of this Schedule 4, the Seller will be entitled to remedy or rectify the circumstances giving rise to or that form the basis of such Claim as soon as reasonably practicable but in no event more than forty (40) Business Days following receipt of such notice (the Remedy Period). The Seller will not be liable for, and the Purchaser may not recover, any amount in respect of such Claim until the expiration of the Remedy Period. The Seller shall not be liable in respect of any Claim to the extent that within the Remedy Period the matter giving rise to such Claim is remedied to the reasonable satisfaction of the Purchaser. The Purchaser shall (or shall procure that the relevant member of the Purchaser Group shall) provide reasonable assistance to the Seller to remedy the facts and circumstances giving rise to or that form the basis of such Claim.

20.

Third Party Claims. If the matter or circumstance that may give rise to a Claim against a Seller is a result of or in connection with a claim by or liability to a third party, whether such claim or liability is actual, alleged, threatened, suspected or potential, and whether relied upon by the Purchaser in bringing or supporting a Claim (a Third Party Claim), then:

(a)

as soon as reasonably practicable (and, in case of any Third Party Claim which may give rise to a Claim under the Tax Covenant against the Seller and/or a Claim against ESM in relation to capital gains tax attributable to ESM in connection with the Proposed Transaction, no later than the earlier of: (i) 10 Business Days of the Purchaser or the Company becoming aware of it, and (ii) 2 Business Days prior to the payment deadline or response deadline (as applicable) given in such Third Party Claim), the Purchaser shall ensure that a notice thereof is given to the Seller together with all information as is available to the Purchaser and as the Seller may reasonably request to enable the Seller to investigate the matter or circumstance alleged to give rise to such Third Party Claim and whether and to what extent any amount is payable in respect of such claim;

(b)

the Purchaser shall consult with the Seller so far as reasonably practicable in relation to the conduct of the Third Party Claim and shall take reasonable account of the views and requests of the Seller before taking any action in relation to the Third Party Claim;

(c)

no admissions in relation to the Third Party Claim shall be made by or on behalf of the Purchaser or any member of the Purchaser’s Group and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of the Seller;

(d)

subject to indemnifying the Purchaser or the relevant member of the Purchaser’s Group against all reasonable and documented costs and expenses, the Purchaser shall, or the Purchaser shall procure that the members of the Purchaser’s Group shall:

(i)

take such action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim, except where, in the reasonable opinion of the Purchaser, such action would be materially prejudicial to the business of the Company, the Purchaser or any member of the Purchaser Group; and

(ii)

in the case of any Third Party Claim which may give rise to a Claim against ESM in relation to capital gains tax attributable to ESM in connection with the Proposed Transaction, use advisers nominated by ESM acting reasonably.

Schedule 5

Purchaser Warranties

1.	The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.

The Purchaser has obtained or will have obtained by Closing all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement, and any other Transaction Document to which it is a party.

3.	This Agreement and the Transaction Documents will, when executed, constitute valid and binding obligations of the Purchaser.

4.

Entry into and performance by the Purchaser of this Agreement and/or any Transaction Document to which it is a party will not: (i) materially breach or constitute a default under any provision of any material contract to which the Purchaser is a party or by which it is bound; (ii) breach any provision of its Constitutional Documents; or (iii)    (subject to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in case of (i), (ii) or (iii)) such breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

5.

The Purchaser is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser, and, so far as the Purchaser is aware, no events have occurred which, under Applicable Laws, would justify such proceedings.

6.

So far as the Purchaser is aware, no steps have been taken to enforce any security over any assets of any member of the Purchaser’s Group which may adversely affect the ability of the Purchaser to comply with the Transaction Documents and no event has occurred to give the right to enforce such security.

7.	The Purchaser will at Closing have available in immediately available funds the necessary cash resources to pay the Estimated Price.

8.	The Purchaser does not have actual knowledge of any facts, matters or circumstances which could give rise to a Claim being made against any of the Sellers.

Schedule 6

Conduct of the Company Pre-Closing

The acts and matters referred to for the purposes of Clause 4.1(d) (Pre-Closing conduct of business) are as follows:

(a)

the declaration, authorisation or payment by the Company of any dividend or other distribution (whether in cash, stock or in kind) which would result in Cash as at the Effective Time being less than SAR 20,000,000;

(b)	the declaration, authorisation or payment by the Company of any reduction, purchase or redemption of any part of the paid-up share capital of the Company;

(c)	the creation, allotment or issue of, or grant of any option over or other right to subscribe for any share or other security of the Company;

(d)	the sale or disposal of any Encumbrances over any Shares;

(e)	the entry into any transaction between the Company and the Sellers or their Affiliates other than on arm’s length terms;

(f)	the making of any loan by the Company to any person (other than the granting of any trade credit and any loans to the Company’s employees, in each case, in the ordinary course of business);

(g)	the giving by the Company of any guarantee, indemnity, counter-indemnity, letter of comfort or other agreement to secure an obligation of a third party (including an Affiliate of the Sellers);

(h)	terminating the employment contracts of the Key Employees other than validly for cause pursuant to the terms of their employment contract or as a result of the resignation of any such Key Employee;

(i)

the entry into by the Company of any arrangement in respect of, or grant of, any transaction or retention bonuses to management or any employee of the Company in connection with implementation of the transactions set out in the Transaction Documents;

(j)	the corporate reorganisation of the Company, or the discontinuation of any material part of its business as carried out on the date of this Agreement;

(k)	the acquisition by the Company, or the issuance to the Company, of equity in any partnership or any incorporated joint venture or the incorporation by the Company of any new subsidiary;

(l)

the acquisition or disposal of any material fixed asset of the Company, in each case, involving consideration, expenditure or liabilities in excess of US$ 250,000, exclusive of VAT other than in the ordinary course of business;

(m)

doing or failing to do anything which would be reasonably likely to result in the termination, revocation, suspension, modification or non renewal of any Material Licence held by the Company (save as provided under Clause 5.1(b);

(n)

any change in the terms of employment other than those required by law, which could increase in aggregate the total staff costs of the Company by more than ten percent (10%) per annum as compared to the 31 December 2022;

(o)	in relation to the Company, the commencement or settlement of any litigation which could result in a payment to, or by, the Company of more than USD 250,000;

(p)	any change of residence of the Company for Tax purposes or the creation of any permanent establishment or other place of business in any other jurisdiction;

(q)

the material alteration, amendment or variation of the methods, policies, principles or practices of Tax accounting or the accounting policies of the Company unless such alteration, amendment or variation is required by Applicable Law, Tax Authority or relevant accounting requirements;

(r)	steps to effect a winding up, liquidation, administration, receivership or other analogous insolvency proceedings of the Company; and

(s)	the entry into of any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 7

Closing Arrangements

Part A	: Sellers’ Obligations

1.	At or before Closing,

1.1	the Sellers shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s satisfaction):

(a)	if and to the extent that they are not in the possession of the Company at Closing, its certificate of incorporation and all statutory and other books of the Company;

(b)	a letter of resignation in the Agreed Form duly executed by each director of the Company in respect of its directorship of the Company; and

(c)

all necessary documents, duly executed or endorsed to enable the change in the bank signatories of the Company’s bank accounts to such persons as the Purchaser may respectively notify to the Sellers at least 10 Business Days prior to Closing.

Part B	: Purchaser Obligations

1.

At Closing, and once the Parties are in attendance at the KSA Notary and have confirmed with the KSA Notary that the Amended and Restated Articles of Association can be executed, the Purchaser shall pay to and shall provide irrevocable payment instruction confirmations sent to its bank to each Seller evidencing the payment to:

(i)	the STC Bank Account of STC’s Relevant Percentage of the Estimated Price; and

(ii) the ESM Bank Account of ESM’s Relevant Percentage of the Estimated Price, in accordance with Clause 3.1 (Price).

Part C	: General

1.	All documents and items delivered at Closing shall be held by the recipient to the order of the person delivering them until such time as Closing shall take place.

Part D	: KSA Notary

1.

On the Closing Date, the Sellers and the Purchaser shall submit to the KSA Notary all documents required by the KSA Notary to record the sale and purchase of the Shares to the name of the Purchaser, being any documents that are expressly requested by the KSA Notary and/or the MOC for such purpose.

2.

Immediately after the Purchaser provides the Sellers with evidence of the payment instruction in accordance with paragraph 1 of Part B of this Schedule 7, the Sellers and the Purchaser shall sign the Amended and Restated Articles of Association at the KSA Notary.

3.	Promptly following the signing of the Amended and Restated Articles of Association, the Sellers and the Purchaser shall file the Amended and Restated Articles of Association with the MOC.

Schedule 8

Tax

Part A Tax Indemnity

1.	Indemnity

1.1

Each Seller hereby severally covenants with the Purchaser to indemnify the Purchaser against its Relevant Percentage of: (1) any liability of the Company to make or suffer an actual payment of Tax; or (2) any Tax liability of the Company, in each case which arises in respect of or as a consequence of:

(a)	any income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received) on or before Closing;

(b)	any Event which occurs or occurred (or is deemed to occur or to have occurred) on or before Closing; or

(c)	non-compliance with any Tax laws on or before Closing,

except that where (i) any such liability of the Company arises in respect of the corporate income tax or capital gains tax attributable to ESM in connection with the Proposed Transaction, ESM shall be solely liable to the Purchaser in respect of the full amount of such liability under this paragraph 1.1 (including with respect to any late payment penalties); and (ii) any such liability of the Company arises in respect of zakat, STC shall be solely liable to the Purchaser in respect of the full amount of such liability under this paragraph 1.1.

1.2	For the purpose of paragraph 1.1 of this Schedule 8 (Tax) there shall be treated as an actual payment of Tax an amount equal to the amount of Tax saved in consequence of any use or set off of:

(a)	any Relief arising to the Company in respect of an Event occurring after Closing or in respect of a period beginning after Closing;

(b)	any Relief included as an asset or taken into account in computing or eliminating a provision for deferred Tax in the Last Accounts; or

(c)	any Relief arising to the Purchaser or any member of the Purchaser Group,

in circumstances where, but for such use or set off, the Company would have been liable to make an actual payment of Tax to which paragraph 1.1 of this Schedule 8 (Tax) would apply.

1.3

The indemnity contained in this Part A of Schedule 8 (Tax) shall extend to all costs reasonably incurred by the Purchaser or the Company in connection with: (1) a Claim under this Part A of Schedule 8 (Tax); or (2) settling a Claim which the Purchaser otherwise has claimed for under this Part A of Schedule 8 (Tax), in each case where such Claim has been agreed in writing between the relevant Seller and the Purchaser or finally determined under Clause 33.

1.4

Notwithstanding anything else in this Agreement, neither Seller shall be liable under paragraph 1.1 of this Schedule 8 until the relevant Tax liability of the Company has been agreed in writing between such Seller and the Purchaser or finally determined by the highest appellate body in KSA responsible for hearing Tax appeals.

2.	Limitations

Without prejudice to any other limitations of the Sellers’ liability provided in this Agreement, paragraph 1 shall not apply to the extent that:

(a)

a provision or reserve in respect of a Tax liability has been made in the Last Accounts, 2020 Accounts, the Management Accounts provided in the Data Room or the Closing Statement, or a Tax liability has otherwise been taken into account in the Closing Statement;

(b)	the relevant Tax was paid or discharged before Closing or such payment or discharge has been taken into account in the Last Accounts, 2020 Accounts or the Closing Statement;

(c)

a Tax liability arises or is increased, or is otherwise attributable to any claim, election, surrender, disclaimer or other action taken by the Purchaser or any member of the Purchaser’s Group (for the avoidance of doubt including the Company with effect from Closing) other than one which was taken into account in computing any provision for Tax in the Last Accounts or 2020 Accounts;

(d)

a Tax liability arises or is increased through a failure or omission by the Purchaser or any member of the Purchaser’s Group (for the avoidance of doubt including the Company with effect from Closing) to make any claim, election, surrender, disclaimer or to do any other thing which was taken into account in computing the provision for Tax in the Last Accounts or 2020 Accounts;

(e)

any Relief or other deduction arising to the Company in respect of an Event occurring before Closing is available (or would have been available but for the failure by the Purchaser or any member of the Purchaser’s Group (for the avoidance of doubt including the Company with effect from Closing) to make an election after Closing) to reduce or otherwise mitigate the relevant Tax liability.

Part B Tax Warranties

1.	General/Compliance

So far as the Sellers are aware:

1.1

Accounts. All liabilities of the Company for Tax for the financial year ended on the Last Accounts Date are (in all material respects) provided for or (as appropriate) disclosed in the Last Accounts in accordance with all Applicable Laws then in force and IFRS (as the same applied on the Last Accounts Date).

1.2

Position since Last Accounts Date. Since the Last Accounts Date the Company has not been involved in any transaction which has given or may give rise to a liability to Tax on the Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax arising from transactions entered into by it in the ordinary course of business.

1.3

Returns etc. The Company has, within the past three years, duly, and within the requisite periods or within permitted extensions of such periods, made all returns, reports, accounts, statements, claims, disclaimers, registration, computations, notices and any other necessary information which has been required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes by Applicable Law; and all such information, returns and notices remain complete and accurate in all material respects and such returns and notices were made on the proper basis.

1.4

Penalties, interest, security. Within the past three years, neither the Company nor any director or officer of the Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of, or has been criminally convicted of any offence related to Tax.

1.5

Rulings etc. No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Company’s affairs.

1.6

Withholdings. The Company has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions within the requisite period or within permitted extensions of such periods as required under the Applicable Law.

1.7

Residence. The Company is and has at all times been resident only in its country of incorporation for Taxation purposes and has not been treated as resident or being liable to Tax in any other jurisdiction for any Tax purpose.

1.8	Related party transactions. All material transactions or arrangements made by the Company have been made on arm’s length terms.

1.9	Transfer Taxes. All documents in the possession of the Company to which the Company is a party and which attracts stamp duty or any other Transfer Tax have been duly stamped.

1.10	Payment of Tax. All material Taxes and penalties, fines, surcharges or interest that have been incurred by the Company have been paid or provisioned for.

1.11

Liability to Tax. The Company is not nor will it become, liable to make to any person (including any Tax Authority) any material payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.

1.12	Tax avoidance. The Company has not been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of Tax.

Schedule 9

Post-Closing Financial Adjustments

Part A	: Preliminary

1.	In preparing the Closing Statement:

(a)

the items and amounts to be included in the calculation of Debt, Cash, and Working Capital for the purposes of the Closing Statement shall be identified by applying the relevant definition in Clause 1 (Definitions and Interpretation) (subject, where applicable, to the provisions of Part A of this Schedule 9); and

(b)

in applying each such definition and the provisions of Part A of this Schedule 9 and determining which items and amounts are to be included in the Closing Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(i)	is dealt with in the specific accounting treatments set out in Part B of this Schedule 9 (the Specific Accounting Treatments), the relevant Specific Accounting Treatment(s) shall apply;

(ii)

is not dealt with in the Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations (including in relation to the exercise of accounting discretion and judgement) that were in fact applied in the preparation of the Last Accounts (the Accounting Principles), the applicable Accounting Principle(s) shall apply; and

(iii)	is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, IFRS at the Last Accounts Date shall apply.

2.

For the purposes of calculating Debt, Cash and Working Capital for the Company, any amounts which are to be included in any such calculation which are expressed in a currency other than SAR shall be converted into SAR at the Exchange Rate as at the Closing Date.

Part B	: Specific Accounting Treatments

1.	The following Specific Accounting Treatments shall apply in the preparation of the Closing Statement:

(a)	The Closing Statement shall be prepared by reference to the general ledger of the Company, drawn up as at the Effective Time.

(b)

The Closing Statement shall be prepared in accordance with those specific procedures that would normally be adopted: (i) as if it were the last day of an annual financial reporting period; and (ii) a year end for Tax purposes, including detailed analysis of prepayments and accruals and appropriate cut- off procedures.

(c)	No item shall be included in the Closing Statement more than once, and no item shall be excluded from the Closing Statement solely on the grounds of immateriality.

(d)

A provision shall be included for all trade receivables (excluding STC) and calculated as: (i) 5% of trade receivables outstanding between 0-30 days (from invoice date); (ii) 6.5% of trade receivables outstanding between 31-60 days (from invoice date); (iii) 8.6% of trade receivables outstanding between 61-90 days (from invoice date); (iv) 11.2% of trade receivables outstanding between 91-120 days (from invoice date); (v) 14.8% of trade receivables outstanding between 121-180 days (from invoice date); (vi) 21.2% of trade receivables outstanding between 181-270 days (from invoice date); (vii) 44.7% of trade receivables outstanding between 271-365 days (from invoice date); and (viii) 79.7% of trade receivables outstanding for more than 365 days (from invoice date) as at the Effective Time (provided, that, to the extent that any trade receivables that was provided against was collected between the Effective Time and the date the Closing Statement is agreed or otherwise determined, these provisions shall be reversed in the Closing Statement). The Closing Statement shall include a provision for irrecoverable trade receivables where there are indicators that the irrecoverability is confirmed.

(e)	An asset for Tax advances shall be included in the Closing Statement.

(f)

An asset for prepayments shall be included in the Closing Date in respect of amounts paid at the Closing Date in relation to goods and services to be supplied after the Closing Date. For the avoidance of doubt, prepayments that have no benefit to the Company following the Closing Date shall be excluded.

(g)	Full accrual shall be included for the cost of all goods and services provided on or before the Effective Time that have not been paid for as at the Effective Time, including:

(i)

any employee costs such as salaries, overtime, commissions, leave, bonuses (excluding, for the avoidance of doubt, any leave accruals in relation to inactive employees which are excluded from the Closing Statement);

(ii)	accounting, audit, legal, tax and consulting fees (including the pro- rated amount up to the Closing Date); and

(iii)	electricity, advertisement, repair and maintenance expenses, capital and development expenditure (including refurbishment), utilities and insurance.

(h)

No balances that were classified as investments, intangible, fixed or non- current assets in the Last Accounts as at the Last Accounts Date shall be reclassified as current assets or otherwise included in Debt or Working Capital, except for any financial instruments and investments that may be converted into cash prior to Closing.

(i)

No provision, reserve or accrual that was recorded in the Last Accounts as at the Last Accounts Date shall be released or reduced in the Closing Statement, except to the extent necessary to reflect cash settlement or reclassification to another line within Cash, Debt, or Working Capital or further evidence was provided as to the conditions of such release (as opposed to changes in judgement).

(j)	No leases that were classified as finance or capital leases in the Last Accounts as at the Last Accounts Date shall be reclassified as operating leases in the Closing Statement.

(k)	The Closing Statement shall include a liability for deferred income where cash has been received or a receivable has been recognised but services not provided as at the Closing Date.

(l)	The Closing Statement shall be prepared as at the Effective Time.

2.

Information available for Closing Statement. Information available up until the earlier of the date of delivery of an Objection Notice from the Sellers under paragraph 4 of Part C of this Schedule 9 and the date of agreement or determination of the Closing Statement shall be taken into account insofar as it provides evidence of the state of affairs of the Company at Closing.

Part C	: Closing Statement

1.

The Purchaser shall, after Closing prepare a draft statement (the Closing Statement) showing the Debt, Cash and Working Capital of the Company. The Closing Statement shall be in the form set out in Part D of this Schedule 9 (Post-Closing Financial Adjustments). The Purchaser shall within sixty (60) days after Closing deliver the draft Closing Statement to the Sellers accompanied by the trial balances and balance sheets from which the relevant numbers have been derived. Prior to such delivery, the Purchaser shall so far as is practicable consult with the Sellers with a view to reducing any potential areas of disagreement.

2.

In order to enable the Sellers to review the draft Closing Statement (including after serving an Objection Notice if applicable), the Purchaser shall (and shall procure that Company shall), subject to reasonable notice, make available to the Sellers’ Representatives and accountants during normal business hours such books, records and any other information of the Company as are reasonably required for the Sellers to review the draft Closing Statement and co-operate with them with regard to the review of the draft Closing Statement.

3.

Where more than one adjustment arises from the same or similar subject matter, facts, events or circumstances, those adjustments may be aggregated and shall together be treated as an individual adjustment for this purpose.

4.

The Sellers shall notify the Purchaser in writing (an Objection Notice) within thirty (30) days after receipt whether or not they accept the draft Closing Statement for the purposes of this Agreement. An Objection Notice shall set out in reasonable detail the Sellers’ reasons for such non-acceptance and specify the adjustments which, in the Sellers’ opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, the Sellers shall be deemed to have agreed the draft Closing Statement in full.

5.

If the Sellers serves an Objection Notice in accordance with paragraph 4 of Part C of this Schedule 9, the Purchaser and the Sellers shall use all reasonable efforts to meet and discuss in good faith the objections of the Sellers and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within fifteen (15) Business Days after receipt by the Purchaser of the Objection Notice.

6.

If the Sellers are satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Sellers and the Purchaser pursuant to paragraph 4 of Part C of this Schedule 9) or if the Sellers fail to give a valid Objection Notice within the thirty (30) day period referred to in paragraph 4 of Part C of this Schedule 9, then the draft Closing Statement (incorporating any agreed adjustments) shall be final and binding on the Sellers and the Purchaser for all purposes and constitute the Closing Statement for the purposes of this Agreement.

7.

If the Sellers and the Purchaser do not reach agreement within fifteen (15) days of receipt by the Purchaser of the Objection Notice, then the matters in dispute may be referred (on the application of either the Sellers or the Purchaser) for determination by a Big4 firm agreed between the Sellers and the Purchaser or, failing agreement within 5 Business Days, such firm as shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm). The Firm shall be requested to make its decision within thirty (30) days (or such later date as the Sellers, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The Firm shall be engaged jointly by the Sellers and the Purchaser on the terms set out in paragraphs 8 to 9 and such other terms as shall be agreed; provided that neither the Sellers nor the Purchaser shall unreasonably refuse its agreement to terms proposed by the Firm or by the other Party. If the terms of engagement of the Firm have not been settled within 10 Business Days of its identity having been determined (or such longer period as the Sellers and the Purchaser may agree) then, the Firm shall be engaged on their standard terms for such an engagement. The following provisions shall apply once the Firm has been appointed:

(a)

the Sellers (acting jointly) and the Purchaser shall each prepare a written statement within fifteen (15) days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination which the Firm shall then share with the other Parties;

(b)

following the Firm sharing their respective submissions, the Purchaser (on the one hand) and the Sellers (on the other hand) shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than ten (10) days after receipt of the other’s submission and, thereafter, neither the Sellers nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) ten (10) days to respond to any statements or submission so made);

(c)

in giving its determination, (save as otherwise may be agreed by the Sellers and the Purchaser) the Firm shall determine its own procedure but, apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(i)	whether any of the arguments for an alteration to the draft Closing Statement put forward in an Objection Notice is correct in whole or in part;

(ii)

state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(iii)	shall apply the accounting principles, policies, procedures, practices and techniques set out in this Schedule 9; and

(iv)	shall make their determination as soon as is reasonably practicable.

For the avoidance of doubt, the Firm shall not be entitled to determine the scope of its own jurisdiction.

(d)

the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it; and

(e)

the determination of the Firm shall be made available to the Sellers and the Purchaser in writing and unless otherwise agreed by the Sellers and the Purchaser shall include reasons for each relevant determination.

8.

The Sellers and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of the Firm shall be borne equally between the Sellers and the Purchaser.

9.

The Sellers and the Purchaser shall co-operate with the Firm and comply with its reasonable requests made in connection with the carrying out of its duties under this Agreement. In particular, the Purchaser shall, and shall procure that the Company shall subject to reasonable notice, make available to the Firm during normal office hours all books, records and other information relating to the Company as the Firm may reasonably request during the period from the appointment of the Firm down to the making of the relevant determination. The Purchaser agrees to make available the services of the employees of the Company to assist the Firm in making the relevant determination.

10.

Each of the Parties and the Firm shall and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Part C confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the draft Closing Statement, the proceedings of the Firm or another matter arising out of this Agreement.

11.

When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as the Working Capital, the Cash and the Debt for the Company shall be final and binding for the purposes of this Agreement.

Part D	: PRO FORMA CLOSING STATEMENT

The pro forma table included in Part D of this Schedule 9 (Post-Closing Financial Adjustments) has been prepared for illustrative purposes and the paragraphs and policies set out in Part B of this Schedule 9 (Post-Closing Financial Adjustments) take precedence in drafting the Closing Statement.

[Table Omitted]

Part E	Financial adjustments

1.

When the Closing Statement has been finally agreed or determined in accordance with this Schedule 9, the following adjustment shall be made to the Estimated Price in order to calculate the Final Price.

Working Capital

2.	In relation to Working Capital:

(a)

if the Working Capital Adjustment is greater than the Estimated Working Capital Adjustment, then the Purchaser shall pay to each Seller an amount equal to such Seller’s Relevant Percentage of the difference; or

(b)	if the Working Capital Adjustment is less than the Estimated Working Capital Adjustment, then each Seller shall pay an amount equal to its Relevant Percentage of the difference to the Purchaser.

Debt

3.	In relation to Debt:

(a)	if the Debt is less than the Estimated Debt, then the Purchaser shall pay to each Seller an amount equal to such Seller’s Relevant Percentage of the difference; or

(b)	if the Debt is greater than the Estimated Debt, then each Seller shall pay an amount equal to its Relevant Percentage of the difference to the Purchaser.

Cash

4.	In relation to Cash:

(a)	if the Cash is greater than the Estimated Cash, then the Purchaser shall pay to each Seller an amount equal to such Seller’s Relevant Percentage of the difference; or

(b)	if the Cash is less than the Estimated Cash, then each Seller shall pay an amount equal to its Relevant Percentage of the difference to the Purchaser.

General

5.

The Sellers and Purchaser agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of Part E of this Schedule 9, the sums which the Sellers and the Purchaser are respectively obliged to pay pursuant to this Part E of this Schedule 9 shall be aggregated and set off against each other. Whichever of the Sellers and the Purchaser is then left with any payment obligation under this Part E of this Schedule 9 shall make the applicable payment within ten (10) Business Days of the date on which the Closing Statement is agreed or determined.

This message/document has been classified as “Confidential”

Signature

This Agreement is signed by duly authorised representatives of the Parties:

SIGNED	) SIGNATURE:
for and on behalf of	)
SAUDI TELECOM COMPANY	) NAME:

SIGNED	) SIGNATURE:
for and on behalf of	)
ESM HOLDINGS LIMITED	) NAME:

SIGNED	) SIGNATURE:
for and on behalf of	)
STARTEK INC	) NAME:

SIGNED	) SIGNATURE:
for and on behalf of ARABIAN INTERNET AND	) )
COMMUNICATION SERVICES	)
COMPANY (SOLUTIONS BY STC)	) NAME: